Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

FLEX PHARMA, INC.,

FALCON ACQUISITION SUB, LLC, and

SALARIUS PHARMACEUTICALS, LLC

Dated as of January 3, 2019

2.9	Intellectual Property	16

2.10	Material Contracts	18

2.11	Undisclosed Liabilities	20

2.12	Compliance; Permits; Restrictions	21

2.13	Tax Matters	22

2.14	Employee and Labor Matters; Benefit Plans	25

2.15	Environmental Matters	29

2.16	Insurance	29

2.17	Legal Proceedings; Orders	30

2.18	Appraisal Rights	30

2.19	No Financial Advisor	30

2.20	Subscription Agreements	30

2.21	Disclosure	31

2.22	Accounts Receivable; Deposits	31

2.23	Privacy; Data Protection	31

2.24	Anti-Bribery; Anti-Corruption	32

2.25	Accredited Investors	32

2.26	Regulation M; No Trading in Parent Common Stock or Derivatives	33

2.27	Transactions with Affiliates	33

2.28	Exclusivity of Representations; Reliance	33

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		34

3.1	Subsidiaries; Due Organization; Organizational Documents	34

3.2	Authority; Vote Required	35

3.3	Non-Contravention; Consents	36

3.4	Capitalization	36

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3.5	SEC Filings; Financial Statements	38

3.6	Absence of Changes	40

3.7	Title to Assets	40

3.8	Real Property; Leaseholds	40

3.9	Intellectual Property	40

3.10	Material Contracts	43

3.11	Undisclosed Liabilities	45

3.12	Compliance; Permits; Restrictions	45

3.13	Tax Matters	46

3.14	Employee and Labor Matters; Benefit Plans	48

3.15	Environmental Matters	54

3.16	Insurance	54

3.17	Legal Proceedings; Orders	55

3.18	[Reserved]	55

3.19	No Financial Advisor	55

3.20	Disclosure	55

3.21	Bank Accounts; Deposits	55

3.22	Privacy; Data Protection	56

3.23	Anti-Bribery; Anti-Corruption	56

3.24	Transactions with Affiliates	57

3.25	Valid Issuance	57

3.26	Code of Ethics	57

3.27	Opinion of Financial Advisor	57

3.28	Shell Company Status	57

3.29	Exclusivity of Representations; Reliance	57

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ARTICLE 4 CERTAIN COVENANTS OF THE PARTIES		58

4.1	Access and Investigation	58

4.2	Operation of Parent’s Business	59

4.3	Operation of Company’s Business	62

4.4	Notification of Certain Matters	63

4.5	No Solicitation	65

ARTICLE 5 ADDITIONAL AGREEMENTS OF THE PARTIES		66

5.1	Registration Statement; Proxy Statement / Prospectus / Information Statement	66

5.2	Company Member Written Consent	68

5.3	Parent Stockholders’ Meeting	69

5.4	Regulatory Approvals	71

5.5	[Reserved]	72

5.6	Parent Employee and Benefits Matters; Parent Options	72

5.7	Indemnification of Officers and Directors	73

5.8	Additional Agreements	75

5.9	Disclosure	75

5.10	Listing	75

5.11	Tax Matters	76

5.12	Legends	76

5.13	Directors and Officers	77

5.14	Section 16 Matters	77

5.15	Termination of Certain Agreements and Rights	77

5.16	Regulation M	78

5.17	Legacy Assets	78

5.18	Net Cash	78

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5.19	Termination of Parent Material Contracts	78

5.20	Payment of Invoices	78

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		78

6.1	Effectiveness of Registration Statement	78

6.2	No Restraints	79

6.3	Member Approval; Stockholder Approval	79

6.4	Regulatory Matters	79

6.5	Listing	79

6.6	Parent Net Cash	79

ARTICLE 7 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		79

7.1	Accuracy of Representations	79

7.2	Performance of Covenants	80

7.3	No Company Material Adverse Effect	80

7.4	Termination of Investor Agreements	80

7.5	Documents	80

ARTICLE 8 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		80

8.1	Accuracy of Representations	81

8.2	Performance of Covenants	81

8.3	No Parent Material Adverse Effect	81

8.4	Parent Board of Directors and Officers	81

8.5	Amendment to Certificate of Incorporation	81

8.6	Documents	81

8.7	Sarbanes-Oxley Certifications	82

8.8	Shell Company Status	82

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ARTICLE 9 TERMINATION		82

9.1	Termination	82

9.2	Effect of Termination	85

9.3	Expenses; Termination Fees	85

ARTICLE 10 [Reserved]		88

ARTICLE 11 MISCELLANEOUS PROVISIONS		88

11.1	Non-Survival of Representations and Warranties	88

11.2	Amendment	88

11.3	Waiver	88

11.4	Entire Agreement; Counterparts; Exchanges by Facsimile	88

11.5	Applicable Law; Jurisdiction	89

11.6	Attorneys’ Fees	89

11.7	Assignability; No Third Party Beneficiaries	89

11.8	Notices	89

11.9	Severability	91

11.10	Other Remedies; Specific Performance	91

11.11	Construction	91

Schedules:

Parent Disclosure Schedule

Company Disclosure Schedule

Schedule A	Persons Executing Company Member Support Agreements
Schedule B	Persons Executing Parent Stockholder Support Agreements
Schedule 1.5	Example Conversion Calculation and Company Waterfall Methodology
Schedule 5.15	Termination of Investor Agreements

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Company Member Support Agreement

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Exhibit C	Form of Parent Stockholder Support Agreement
Exhibit D	Surviving Company Certificate of Formation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 3, 2019 by and among Flex Pharma, Inc., a Delaware corporation (“Parent”), Falcon Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Salarius Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DLLCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement and to cause the Merger and the receipt of Parent Common Stock by the Company Members to qualify as an exchange of property for stock that satisfies the requirements of Section 351(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Parent Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Parent and the Parent Stockholders, (ii) has adopted and declared advisable this Agreement and approved the Merger, the Parent Stockholder Matters, and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Parent Stockholders vote to approve the Parent Stockholder Matters.

D. The sole member of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole member, (ii) has adopted and declared advisable this Agreement and approved the Merger and the applicable Contemplated Transactions, and (iii) has voted to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions.

E. The Company Board of Managers (i) has determined that the Merger is fair to, and in the best interests of, the Company and the Company Members, (ii) has adopted and declared advisable this Agreement and approved the Company Member Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Company Members vote to adopt this Agreement and approve the Company Member Matters.

F. In order to induce Parent to enter into this Agreement and to cause the Merger to be consummated, the officers and managers of the Company and certain Company Members, in each case, listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Parent in the form substantially attached hereto as Exhibit B (the “Company Member Support Agreements”).

G. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Parent listed on Schedule B hereto are executing support agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Parent Stockholder Support Agreements”).

H. It is expected that within ten Business Days after the Form S-4 Registration Statement is declared effective by the SEC under the Securities Act, the Company will deliver the Company Member Written Consent.

I. Prior to the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement with the Company, in a form provided or made available by Company to Parent, pursuant to which such Persons have agreed to purchase certain Company Units prior to the execution of this Agreement (the “Subscription Agreements”).

J. The Parties agree to use its commercially reasonable efforts to cooperate in good faith in order for the Company to obtain financing through a private placement, which private placement, if any, will be consummated on or prior to the Closing.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the Effective Time, (a) Merger Sub shall be merged with and into Company, and (b) the separate existence of Merger Sub shall cease and Company will continue its existence under the DLLCA as the surviving company in the Merger (the “Surviving Company”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. As a result of the Merger, Company will become a wholly-owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, Two Houston Center, 909 Fannin, Suite 2000, Houston, TX 77010, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DLLCA and shall make all other filings or recordings required under the DLLCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Governing Documents; Board and Officers. At the Effective Time:

(a) the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as set forth in Exhibit D until thereafter amended as provided by the DLLCA and such certificate of formation;

(b) the certificate of incorporation of Parent shall be the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Parent shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Parent Common Stock as contemplated by Section 5.3 and not previously filed, to (i) change the name of Parent to “Salarius Pharmaceuticals, Inc.”, (ii) effect the Nasdaq Reverse Split, (iii) increase the authorized shares of Parent Common Stock, to the extent requested by Company prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement and approved by Parent Stockholders, and (iv) make such other changes as are mutually agreeable to Parent and Company;

(c) the operating agreement of the Surviving Company shall be the operating agreement of Company immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such operating agreement, the certificate of formation of the Surviving Company and the DLLCA;

(d) the bylaws of Parent shall be the bylaws of Parent immediately prior to the Effective Time; provided, however, that effective at the Effective Time, Parent shall amend its bylaws to make such changes as are mutually agreeable to Parent and Company;

(e) the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.13; and

(f) the managers and officers of the Surviving Company, each to hold office in accordance with the certificate of formation and operating agreement of the Surviving Company, shall be the directors and officers of Parent as determined by Section 5.13, after giving effect to the provisions of Section 5.13.

1.5 Conversion.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Company or any Company Member:

(i) each Company Unit held or owned by Company, any Company Subsidiary, Parent, or Merger Sub, if any, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each Company Unit outstanding immediately prior to the Effective Time (excluding units to be canceled pursuant to Section 1.5(a)(i)) shall be converted solely into the right to receive a number of shares of Parent Common Stock determined as follows:

(A) each Company Series A Preferred Unit shall be converted into (x) a number of shares of Parent Common Stock equal to $1,089.00 divided by the Parent Stock Per Share Value plus (y) a number of shares of Parent Common Stock equal to the Exchange Ratio;

(B) each Company Common Unit shall be converted into a number of shares of Parent Common Stock equal to the Exchange Ratio; and

(C) each Company Profits Interest Common Unit shall be converted into a number of shares of Parent Common Stock equal to the quotient of (a) the Merger Date Profits Interest Unit Net Value with respect to such Company Profits Interest Common Unit, divided by (b) the Parent Stock Per Share Value;

with the total number of shares of Parent Common Stock due to the holders of Company Units referred to as the “Merger Consideration” and an example of the calculations resulting in such are illustrated in Schedule 1.5. Subject to Section 1.5(c), the total number of shares of Parent Common Stock deliverable under Sections 1.5(a)(ii)(A), (B) and (C) shall equal the number of Company Merger Shares.

(b) If any Company Profits Interest Common Units outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable agreement with Company, then the shares of Parent Common Stock issued in exchange for such Company Profits Interest Common Unit will to the same extent be unvested or subject to the same repurchase option or risk of forfeiture and subject to vesting or lapse of repurchase option on the same basis as applicable to the Company Profits Interest Common Units for which the Parent Common Stock is received in conversion, and the book-entry shares of such Parent Common Stock shall accordingly be marked with appropriate legends. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such agreement.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Units who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Global Market (or such other Nasdaq market on which the Parent Common Stock then trades) on the date the Merger becomes effective. If shares of Parent Common Stock to be issued in connection with the Merger to a holder of Company Profits Interest Common Units will be treated as unvested or subject to a repurchase option or risk of forfeiture pursuant to Section 1.5(b), then the determination of whether a fractional share of Parent Common Stock would be issued in connection with the Merger to such holder shall be determined separately for shares of Parent Common Stock to be received which are not subject to the provisions of Section 1.5(b) and the shares attributable to each separate restricted unit award agreement subject to continuing restrictions under Section 1.5(b), and any cash payment (rounded to the nearest whole cent) with respect to a fractional share subject to the provisions of Section 1.5(b) shall be payable by Parent (without interest) at the time of and subject to the restrictions to which such fractional share was subject.

(d) The Merger Sub Units issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable Company Common Unit of the Surviving Company.

(e) If, between the time of calculating the conversion in accordance with Section 1.5(a)(ii) and the Effective Time, the outstanding Company Units or Parent Common Stock have been changed into, or exchanged for, a different number of shares, units or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the conversions in accordance with Section 1.5(a)(ii)), combination or exchange of shares or units, the conversions calculated in accordance with Section 1.5(a)(ii) shall be correspondingly adjusted to provide the holders of Company Units the same economic effect as contemplated by this Agreement prior to such event.

1.6 Calculation of Parent Net Cash.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is 10 calendar days prior to the anticipated date for Closing, as agreed upon by Parent and the Company at least 10 calendar days prior to the Parent Stockholders’ Meeting (the “Anticipated Closing Date”). On or prior to the Determination Date, Parent shall provide the Company with a list that sets forth, as of the Determination Date, a good faith estimate of the amount of each known Liability of Parent that is individually in excess of $10,000 or in excess of $25,000 in the aggregate, which had not previously been disclosed to the Company in the Parent Disclosure Schedule. Within five calendar days following the Determination Date, Parent shall deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Parent Net Cash as of the Anticipated Closing Date (using an estimate of Parent’s accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the definition of Parent Net Cash and, to the extent not inconsistent with the definition of Parent Net Cash, the manner in which such items were determined for Parent’s most recent SEC filings) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Parent’s CFO (or if there is no CFO, the principal accounting officer for Parent). Parent shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by the Company, available to the Company and, if requested by the Company, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three calendar days after Parent delivers the Net Cash Schedule (the “Response Date”), the Company will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, (i) the Company notifies Parent in writing that it has no objections to the Net Cash Calculation or (ii) the Company fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm of Parent Net Cash shall be limited to the disagreements submitted to the Accounting Firm and must be within the range of values assigned to each item by Parent and the Company. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Net Cash (and for the avoidance of doubt the fees and expenses to be paid by Parent shall reduce the Parent Net Cash). For example, if Company assigned a value to Parent Net Cash of $3,400,000 and Parent assigned a value to Parent Net Cash of $3,500,000, and if the Accounting Firm determined that Parent Net Cash was $3,480,000 (i.e., allocating 80% of the $100,000 in dispute to Parent and 20% of the $100,000 in dispute to Company), then 80% of the fees and expenses of the Accounting Firm would be allocated to Company and 20% of such fees and expenses would be allocated to Parent. If this

Section 1.6(e) applies as to the determination of the Parent Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a re-determination of Parent Net Cash if the Closing Date is more than 10 Business Days after the Anticipated Closing Date.

1.7 Closing of Company’s Transfer Books. At the Effective Time: (a) all Company Units outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of Company Units that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Members; and (b) the membership transfer books of Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time. No further transfer of any Company Units shall be made after the Effective Time.

1.8 Exchange Mechanics.

(a) On or prior to the Closing Date, Parent and Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent (i) the aggregate number of book-entry shares of Parent Common Stock representing the Merger Consideration issuable to Company Members pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book-entry shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Units immediately prior to the Effective Time, as set forth on the Allocation Certificate: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of a valid certificate previously representing any Company Units outstanding immediately prior to the Effective Time, to the extent in their possession, in exchange for book-entry shares of Parent Common Stock. Upon delivery of a duly executed letter of transmittal to the Exchange Agent, surrender of certificates representing Company Units to the Exchange Agent, if any, together with such other documents as may be reasonably required by the Exchange Agent: (A) such Company Member shall be entitled to receive in exchange therefor one or more book-entry shares representing the portion of the Merger Consideration in a number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.5(c)); and (B) upon delivery of such consideration to the applicable holder in accordance with Section 1.5, any certificates previously representing the Company Units of such Company Member shall be cancelled and extinguished. If any certificate previously representing any Company Units has been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed certificate to provide an applicable affidavit with respect to such certificate and, at Parent’s discretion, may also require such owner to post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed certificate or any Parent Common Stock issued in exchange thereof as Parent may reasonably request.

(c) Any portion of the Exchange Fund that remains undistributed to Company Members six months after the Closing Date shall be delivered to Parent upon demand, and any Company Members shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(d) Each of the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Company Member such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Party shall be liable to any Company Member or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Company, then the officers and managers of the Surviving Company shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Company, in the name of Merger Sub and otherwise) to take such action.

1.10 Tax Consequences of the Merger. For federal income Tax purposes, the Merger, including the deemed contribution by the Company Members of their membership interests in the Company and the receipt by the Company Members of Parent Common Stock, is intended to constitute an exchange of property for stock that satisfies the requirements of Section 351(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties will cooperate to achieve the intended tax treatment and will not take any tax reporting position inconsistent with such treatment.

1.11 Certificates.

(a) Parent will prepare and deliver to Company, at least two Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to Company, which sets forth a true and complete list, as of immediately prior to the Effective Time, of the number of Parent Outstanding Shares and each component thereof (broken down by outstanding shares of Parent Common Stock, Parent Options, and other relevant securities) (“Parent Outstanding Shares Certificate”).

(b) Company will prepare and deliver to Parent, at least two Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Company in a form reasonably acceptable to Parent, which sets forth a true and complete list, as of immediately prior to the Effective Time (giving effect to the closing of the financing contemplated by the Subscription Agreements) of: (a) the number and the record holders of Company Units, and (b) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

1.12 Warrants to be issued to Parent Stockholders. At or prior to the Closing, Parent shall pay a dividend of, or distribute, to Parent Stockholders of record as of a date and time determined by Parent Board of Directors (provided that such date is on or prior to the Effective Time) one right (each, a “Right” and collectively the “Rights”) per share of Parent Common Stock (“Warrant Distribution”). Each Right shall entitle the holder thereof to receive a warrant to purchase shares of Parent Common Stock (each a “Warrant” and collectively the “Warrants”) six months and one day following the Closing Date (the “Issuance Date”). Each Right shall be evidenced by the certificate for the associated share of Parent Common Stock registered in the name of the holder of such share of Parent Common Stock (which certificate for Parent Common Stock shall be deemed also to be a certificate for the associated Right) and not by separate certificates, except that the Rights associated with any uncertificated shares of Parent Common Stock shall be evidenced by the registration of shares of Parent Common Stock in the Parent’s share register in the respective names of the holders thereof (which registration shall also be deemed to be registration of ownership of the associated Rights). The Rights (and the right to receive certificates therefor) shall be transferable only in connection with the transfer of the associated shares of Parent Common Stock, and the transfer of such shares of Parent Common Stock shall constitute the transfer of the associated Rights. The Warrants shall contain customary terms and conditions, provided that the Warrants:

(a) shall have an exercise price per share of Parent Common Stock (“Warrant Exercise Price”) equal to the fair market value of a share of Parent Common Stock on the Closing Date (such exercise price subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Parent Common Stock), which fair market value shall be deemed to be the closing price of Parent Common Stock on the Closing Date (if the Closing Date is a trading day) or the trading day immediately preceding the Closing Date (if the Closing Date is not a trading day);

(b) shall be immediately exercisable;

(c) shall be exercisable for five years following the Issuance Date;

(d) shall, at the discretion of Parent, be deemed exercised on a cashless basis at the closing of an issuance and sale of Parent Common Stock in an equity financing with gross proceeds of at least $10,000,000 (the “Qualified Financing”), upon the closing of which, the holders of Warrants shall be entitled to receive a number of shares of Parent Common Stock equal to the greater of:

(i) 120% * WAV / VWAP

(ii) 110% * [VWAP – WEP] * WS / VWAP

(e) shall be exercisable, in the aggregate, with respect to that number of shares of Parent Common Stock (the “Warrant Shares”) equal to (i) the Warrant Aggregate Value divided by (ii) the value (determined using the Black-Scholes-Merton option pricing formula assuming a volatility of 75% and a risk-free rate equal to the 5-year US treasury rate in effect on the date used for determining the exercise price of the Warrants) of a warrant to purchase a share of Parent Common Stock on the date used for determining the exercise price of the Warrants (such value subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Parent Common Stock), provided that the number of shares of Parent Common Stock subject to such Warrants shall not be less than zero.

The “Warrant Aggregate Value” shall be determined in accordance with the following formula.

WAV = [PTV + PNC – PTNC] – [PAP * [CTV + CSA—CTSA] / CAP]

For purposes of the foregoing formulae, the following definitions shall apply:

(i) WAV shall mean the Warrant Aggregate Value.

(ii) PTV shall mean Parent’s target valuation of $10,500,000, which valuation assumes that Parent will have Parent Net Cash equal to the Parent Target Net Cash at the Closing.

(iii) PNC shall mean Parent Net Cash at the Anticipated Closing Date (as determined pursuant to Section 1.6).

(iv) PTNC shall mean $3,300,000 (“Parent Target Net Cash”), which is Parent’s target net cash at the Anticipated Closing Date.

(v) PAP shall mean Parent Allocation Percentage.

(vi) CTV shall mean Company Merger Date Equity Value.

(vii) CSA shall mean the actual value of Company Series A Preferred Units that the Company has issued and sold pursuant to the Subscription Agreements, determined at the Anticipated Closing Date.

(viii) CTSA shall mean $7,000,000, which is the target value of Company Series A Preferred Units for the Company to issue and sell pursuant to the Subscription Agreements.

(ix) CAP shall mean Company Allocation Percentage.

(x) VWAP shall mean the volume weighted average price of Parent Common Stock during the 10 consecutive trading days ending on (and including) the trading day immediately preceding the date of any deemed exercised of the Warrants on a cashless basis.

(xi) WEP shall mean Warrant Exercise Price.

(xii) WS shall mean Warrant Shares.

1.13 Tax Consequences of the Warrant Distribution. For federal income Tax purposes, the Warrant Distribution is intended to constitute a distribution of stock under Section 305(a) of the Code (and not under Section 305(b) of the Code) and the Treasury Regulations promulgated thereunder. The Parties will cooperate to achieve the intended tax treatment and will not take any tax reporting position inconsistent with such treatment.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Company represents and warrants to Parent and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions or disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Company Disclosure Schedule by reference to another section or subsection of the Company Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Section 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company (the “Company Subsidiaries”). Neither Company nor any Company Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Entity. Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Company and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(c) Each of Company and the Company Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Company Material Adverse Effect.

(d) Each director and officer of Company as of the date of this Agreement is set forth in Section 2.1(d) of the Company Disclosure Schedule.

(e) Company has delivered or made available to Parent accurate and complete copies of the certificate of formation, operating agreement and other charter and organizational documents, including all currently effective amendments thereto, for Company and each Company Subsidiary. Neither Company nor any Company Subsidiary is in violation of any provisions of its certificate of formation, operating agreement or the equivalent organizational documents.

2.2 Authority; Vote Required.

(a) Company has all necessary limited liability company power and authority to enter into and to perform its obligations under this Agreement. The Company Board of Managers has: (i) determined that the Merger is fair to, and in the best interests of Company and Company Members; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the applicable Contemplated Transactions; (iii) recommended the approval of the Company Member Matters by the Company Members and directed that the Company Member Matters be submitted for consideration by Company Members in connection with the solicitation of the Required Company Member Vote; and (iv) approved the Company Member Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of the holders of a majority of Company Common Units, Company Profits Interest Common Units and Company Series A Preferred Units, voting together as a single class, in each case, as outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 18-302(d) of the DLLCA approving the Company Member Matters, in a form reasonably acceptable to Parent (each, a “Company Member Written Consent” and collectively, the “Company Member Written Consents”) and entitled to vote thereon (collectively, the “Required Company Member Vote”), is the only vote of the Company Members necessary to approve the Company Member Matters. The Company Units covered by the Company Member Support Agreements are sufficient to obtain the Required Company Member Vote.

2.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of formation or operating agreement of Company or the equivalent organizational documents of any of its Subsidiaries; (ii) subject to obtaining the Required Company Member Vote and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Company Material Adverse Effect; or (iii) require Company or any of its Subsidiaries to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s or any Company Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Material Contract.

(b) No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the applicable Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (ii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4 Capitalization.

(a) The authorized membership units of Company as of the date of this Agreement consists of: (i) 24,000 common units (the “Company Common Units”), of which 3,434.10 units are issued and outstanding as of the date of this Agreement; (ii) 10,000 profits interest common units (the “Company Profits Interest Common Units”), of which 7,432.25 are issued and outstanding as of the date of this Agreement; and (iii) 10,000 Series A Units (the “Company Series A Preferred Units”), of which 7,447 units are issued and outstanding as of the date of this Agreement. Company does not hold any Company Units in treasury. All of the outstanding Company Units have been duly authorized and validly issued, and are fully paid and nonassessable. Section 2.4(a) of the Company Disclosure Schedule lists, as of the date of this Agreement each record holder of issued and outstanding Company Units and the number and type of Company Units held by such holder. Section 1.5(a)(ii) sets forth a true and correct determination of the number of shares of Parent Common Stock into which each Company Common Unit, each Company Profits Interest Common Unit and each Company Series A Preferred Unit is convertible pursuant to the Merger.

(b) Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any units or other securities of Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any units or other securities of Company or any of its Subsidiaries; (iii) rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any units or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any units or other securities of Company or any of its Subsidiaries. There are no outstanding or authorized unit appreciation, phantom unit, profit participation, equity-based or other similar rights with respect to Company or any of its Subsidiaries.

(d) (i) None of the outstanding Company Units are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Units are subject to any right of first refusal in favor of Company or any other Person; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Company or its Subsidiaries having a right to vote on any matters on which the Company Members have a right to vote; and (iv) other than the Company Member Support Agreements and the lock-up agreements referred to therein, there is no Company Contract to which Company or its Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Units. Neither Company nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Units or other securities.

(e) All outstanding Company Units have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5 Financial Statements.

(a) Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of (i) Company’s unaudited consolidated balance sheets at December 31, 2016 and December 31, 2017, (ii) the Company Unaudited Interim Balance Sheet, (iii) Company’s unaudited consolidated statements of income, cash flow and members’ equity for the years ended December 31, 2016 and December 31, 2017, and (iv) Company’s unaudited statements of income, cash flow and members’ equity for the nine months ended September 30, 2018 (collectively, the “Company Unaudited Financials”). The Company Unaudited Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Unaudited Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) The following financial statements are true and complete as of the date on which Company provides them to Parent and as of the Closing: (i) Company’s audited consolidated balance sheets at December 31, 2016 and December 31, 2017, (ii) the Company’s unaudited interim balance sheet as of September 30, 2018, (iii) Company’s audited consolidated statements of income, cash flow and members’ equity for the years ended December 31, 2016 and December 31, 2017, and (iv) Company’s unaudited statements of income, cash flow and members’ equity for the nine months ended September 30, 2018 (collectively, the “Company Audited and Interim Financials”). The Company Audited and Interim Financials (A) were prepared in accordance with GAAP (except as may be indicated in the footnotes to such Company Audited and Interim Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(c) Each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

2.6 Absence of Changes. Since September 30, 2018 through the date of this Agreement, each of Company and its Subsidiaries has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Company Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Parent pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7 Title to Assets. Each of Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Company or any Company Subsidiary; and (iii) liens listed in Section 2.7 of the Company Disclosure Schedule.

2.8 Real Property; Leaseholds. Neither Company nor any Company Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Company Disclosure Schedule (the “Company Leases”), which are each in full force and effective, with no existing material default thereunder.

2.9 Intellectual Property.

(a) Company, directly or through a Company Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all Company IP Rights, except for any failures to own or have the right to use, or have the right to bring actions that would not constitute a Company Material Adverse Effect.

(b) Section 2.9(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP owned by the Company or any Company Subsidiary.

(c) Section 2.9(c) of the Company Disclosure Schedule accurately identifies (i) all Company IP Rights licensed to Company or any Company Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Company’s or any Company Subsidiary’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Company Contracts pursuant to which such Company IP Rights are licensed to Company or any Company Subsidiary; (iii) whether the license or licenses granted to Company or any Company Subsidiary are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Company IP Rights.

(d) Section 2.9(d) of the Company Disclosure Schedule accurately identifies each material Company Contract pursuant to which any Person (other than Company or any Company Subsidiary) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights. Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Company or any Company Subsidiary to use, exploit, assert or enforce any Company IP Rights anywhere in the world, in each case as would materially limit the business of Company as currently conducted or planned to be conducted.

(e) Company or one of its Subsidiaries solely owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively or non-exclusively licensed to Company or one of its Subsidiaries, as identified in Section 2.9(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Company’s or any Company Subsidiary’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body, except for any such failure, individually or collectively, that would not constitute a Company Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Company or any Company Subsidiary and who is or was involved in the creation or development of any Company IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Company and its Subsidiaries. To the Company’s Knowledge, no current or former member, officer, director, employee or contractor of Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights. No employee or contractor of Company or any or any Company Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Company or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Company IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which Company or any of its Subsidiaries has an ownership interest.

(iv) Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Company or such Subsidiary holds, or purports to hold, as a trade secret.

(v) Neither Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vi) To the Company’s Knowledge, the Company IP Rights constitute all Intellectual Property necessary for Company and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f) The manufacture, marketing, license, sale or intended use of any product or technology currently approved or sold or under development by Company or any of its Subsidiaries (i) does not violate or constitute a breach of any license or agreement between Company or its Subsidiaries and any third party, and, (ii) does not infringe or misappropriate any Intellectual Property right of any other party. Company has disclosed in correspondence to

Parent the third-party patents and patent applications found during all freedom to operate searches that were conducted by Company or its Subsidiaries related to any product or technology currently licensed or sold or under development by Company or its Subsidiaries. To the Knowledge of Company and its Subsidiaries, no third party is infringing upon or misappropriating, or violating any license or agreement with Company or its Subsidiaries relating to, any Company IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has Company or any of its Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under development by Company or any of its Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(g) Each item of Company IP Rights that is Company Registered IP that is owned by the Company or any Company Subsidiary is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Company Material Adverse Effect.

(h) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Company or any of its Subsidiaries in accordance with GAAP.

2.10 Material Contracts.

(a) Section 2.10(a) of the Company Disclosure Schedule lists the following Company Contracts, effective as of the date of this Agreement (each, an “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Company or its Subsidiaries on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Company’s, Company’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii) each Company Contract relating to any agreement or plan, including any unit option plan, unit appreciation right plan or unit purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Company Contract containing (A) any covenant materially limiting the freedom of Company, its Subsidiaries or the Surviving Company to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any material exclusivity provision, or (D) any material non-solicitation provision;

(vi) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $25,000 pursuant to its express terms and not cancelable without penalty;

(vii) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 or creating any material Encumbrances with respect to any assets of Company or any Company Subsidiary or any loans or debt obligations with officers or directors of Company;

(ix) each Company Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any development activities of Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Company or any Contract to sell, distribute or commercialize any products or service of Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(x) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Company in connection with the Contemplated Transactions;

(xi) each Company IP Rights Agreement other than those that are immaterial;

(xii) each Company Lease; or

(xiii) any other Company Contract that is not terminable at will (with no penalty or payment) by Company and (A) which involves payment or receipt by Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Company and its Subsidiaries.

(b) Company has delivered or made available to Parent accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither Company nor any of its Subsidiaries has, nor to Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek material damages. As to Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not result in any material payment or payments becoming due from Company, any Company Subsidiary, the Surviving Company or Parent to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.11 Undisclosed Liabilities. As of the date of this Agreement, neither Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured, required to be reflected in the financial statements in accordance with GAAP (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $100,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (f) Liabilities listed in Section 2.11 of the Company Disclosure Schedule.

2.12 Compliance; Permits; Restrictions.

(a) Company and each Company Subsidiary are, and since January 1, 2013 have been, in material compliance with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Company or any Company Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any Company Subsidiary, any acquisition of material property by Company or any Company Subsidiary or the conduct of business by Company or any Company Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Company and the Company Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Company (the “Company Permits”) as currently conducted. Section 2.12(b) of the Company Disclosure Schedule identifies each Company Permit. As of the date of this Agreement, each of Company and each Company Subsidiary is in material compliance with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each material Company Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Company and its Subsidiaries immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”), and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company and each of its Subsidiaries is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Company Regulatory Permit. The Company has made available to the Parent all information requested by the Parent in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Company Product Candidates, including complete copies of the following (to the extent there are any), which have been requested by Parent: adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries or in which the Company or its Subsidiaries or their respective services, products or product candidates, including the Company Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither the Company nor any of its Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated.

(f) Neither the Company nor any of its Subsidiaries is the subject of any pending, or to the Knowledge of the Company or its Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or the Company Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Company’s Knowledge, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, any of its Subsidiaries or any of their respective officers, employees or agents.

2.13 Tax Matters.

(a) Company and each Company Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, other than any extension obtained in the Ordinary Course of Business. During the past five years, no written claim has ever been made by an authority in a jurisdiction where Company or any Company Subsidiary does not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Company or any Company Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Company and any Company Subsidiary have been reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither Company nor any Company Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet) upon any of the assets of Company or any Company Subsidiary.

(e) No material deficiencies for Taxes with respect to Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Company or any Company Subsidiary. No issues relating to Taxes of Company or any Company Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Company has delivered or made available to Parent complete and accurate copies of all federal income Tax and all other material Tax Returns of Company and each Company Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Company and each Company Subsidiary (and predecessors of each), with respect to federal income Tax and all other material Taxes. Neither Company nor any Company Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Company or any Company Subsidiary as of the date hereof are set forth in Section 2.13(f) of the Company Disclosure Schedule. Neither Company nor any Company Subsidiary (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-

exempt use property within the meaning of Section 168 of the Code; (iii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) has made or will make a consent dividend election under Section 565 of the Code; (v) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vi) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Neither Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Company) for federal, state, local or foreign Tax purposes. Neither Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than Company and any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) During the past two years, neither Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l) Neither Company nor any Company Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Company, other arrangement or contract which is treated as a partnership for Tax purposes.

(m) Neither Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).

(n) Neither Company nor any Company Subsidiary (i) has any Tax liability under Section 965 of the Code, or (ii) has made an election under Section 965(h) of the Code.

(o) Neither Company nor any Company Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger and the receipt of Parent Common Stock by the Company Members from qualifying as an exchange of property for stock, satisfying the requirements of Section 351(a) of the Code.

2.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company and Company Subsidiary employees is terminable by Company or the applicable Company Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law).

(b) Neither Company nor any Company Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Company, seeking to represent any employees of Company or any Company Subsidiary.

(c) There has never been, nor, to the Knowledge of Company has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity or any similar activity or dispute, affecting Company or any Company Subsidiary.

(d) Neither Company nor any Company Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(e) Section 2.14(e) of the Company Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Company or any Company Subsidiary or any Company Affiliate or which is maintained by, administered or contributed to by, or required to be contributed to by, Company, any Company Subsidiary or any Company Affiliate, or under which Company or any Company Subsidiary or any Company Affiliate has any current or would reasonably be expected to incur liability after the date hereof (each, an “Company Employee Plan”).

(f) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(g) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. Company and each Company Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither Company nor any Company Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by Company or any Company Affiliate to any Company Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Company, is threatened against or with respect to any Company Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or other Governmental Body.

(h) Neither Company nor any Company Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Company nor any Company Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither Company nor any Company Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(i) No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Company nor any Company Subsidiary or Company Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither Company nor any Company Subsidiary or Company Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(j) No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code. Neither Company nor any Company Subsidiary sponsors or maintains any self-funded employee benefit plan. No Company Employee Plan is subject to any Legal Requirement of a foreign jurisdiction outside of the United States.

(k) Neither Company nor any Company Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code as a result of the Contemplated Transactions and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(l) To the Knowledge of Company, no payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Company, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(m) No equity-based awards issued or granted by Company are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and guidance thereunder) maintained by or under which Company makes, is obligated to make or promises to make, payments (each a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is, or to the Knowledge of Company will be, subject to the penalties of Code Section 409A(a)(1).

(n) Company and each of its Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Company and each of its Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Company nor any of its Subsidiaries has any material unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Company and each Company Affiliate is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Employee Plan. Neither Company nor any Company Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Company. Company and each Company Affiliate has maintained all records necessary to demonstrate its compliance with the ACA.

(o) Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Company, threatened or reasonably anticipated against Company or any of its Subsidiaries relating to any employee, employment agreement, independent contractor, independent contractor agreement or Company Employee Plan. There are no pending or, to the Knowledge of Company, threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither Company nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(p) No current or former independent contractor of Company or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. Neither Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Company or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(q) None of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Company, (ii) materially increase or otherwise enhance any benefits otherwise payable by Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Company or (v) result in the forgiveness in whole or in part of any outstanding loans made by Company to any Person.

(r) With respect to each Company Employee Plan, Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Company, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

2.15 Environmental Matters. Company and each Company Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Neither Company nor any of its Subsidiaries has received since January 1, 2013 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and, to the Knowledge of Company, there are no circumstances that may prevent or interfere with Company’s compliance with any Environmental Law in the future. To the Knowledge of Company, no current or prior owner of any property leased or controlled by Company or any of its Subsidiaries has received since January 1, 2013 any written notice or other communication relating to property owned or leased at any time by Company or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property. Neither Company nor any of its Subsidiaries has any material liability under any Environmental Law.

2.16 Insurance.

(a) Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Company and each Company Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Company and each Company Subsidiary are in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2013, neither Company nor any Company Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Company or any Company Subsidiary. Information provided to insurance carriers (in applications and otherwise) on behalf of Company and each Company Subsidiary is accurate and complete.

Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Company or any Company Subsidiary of its intent to do so.

(b) Company has delivered to Parent accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Section 2.16(b) of the Company Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Company and each Company Subsidiary with respect to the Existing Company D&O Policies. All premiums for the Existing Company D&O Policies have been paid as of the date hereof.

2.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Company or any of its Subsidiaries, or to the Knowledge of Company, any director or officer of Company (in his or her capacity as such) or any of the material assets owned or used by Company or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Company or any Company Subsidiary, or any of the material assets owned or used by Company or any Company Subsidiary, is subject. To the Company’s Knowledge, no officer of Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Company from engaging in or continuing any conduct, activity or practice relating to the business of Company or any Company Subsidiary or to any material assets owned or used by Company or any Company Subsidiary.

2.18 Appraisal Rights. There are no appraisal rights or similar rights available to Company Members with respect to Company Units or other interests in Company.

2.19 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

2.20 Subscription Agreements. The Subscription Agreements have not been amended or modified in any manner. Neither Company, any Company Subsidiary nor, to the Company’s Knowledge, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing contemplated by the Subscription Agreements other than as set forth in the Subscription Agreements. The respective obligations and agreements contained in the Subscription Agreements have not been withdrawn or rescinded in any respect. Each Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Company and, to the Knowledge of Company, of each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Company or, to the Knowledge of Company, any other party thereto, under any Subscription Agreement. To the Knowledge of Company, no party thereto will be unable to satisfy on a timely basis any term of a Subscription Agreement. There are no conditions precedent related to the consummation of the financing contemplated by the Subscription Agreements other than the satisfaction or waiver of the conditions expressly set forth in the Subscription Agreements.

2.21 Disclosure. The information supplied by Company and each Company Subsidiary for inclusion in the Proxy Statement / Prospectus / Information Statement (including any Company Audited and Interim Financials) will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Parent Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.22 Accounts Receivable; Deposits. All existing accounts receivable of Company and Company Subsidiaries (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Company Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Company or Company Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Company Unaudited Interim Balance Sheet. All deposits of Company and Company Subsidiaries (including those set forth on the Company Unaudited Interim Balance Sheet) are fully refundable to Company or Company Subsidiaries.

2.23 Privacy; Data Protection.

(a) There has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting Company’s or any Company Subsidiary’s Business Systems that has caused or would reasonably be expected to cause any (i) material loss, destruction, damage or harm of or to Company or any Company Subsidiary or their operations, personnel, property or other assets or (ii) material liability of any kind to Company or any Company Subsidiary, including any such breach or incident that requires notice to any third party. Company and each Company Subsidiary has taken reasonable actions, consistent with applicable industry practices, including implementation and maintenance of administrative, physical and technical controls, to protect the integrity and security of its Business Systems and the data and other information stored thereon.

(b) Company and each Company Subsidiary is and has been in compliance with all Data Security Requirements. No Person (including any Governmental Body) has commenced any Legal Proceeding relating to Company’s or any Company Subsidiary’s information privacy or data security practices, including with respect to the collection, use, transfer, sharing, storage, or disposal of personal information maintained by or on behalf of Company or any Company Subsidiary, or, to the Knowledge of Company, threatened any such Legal Proceeding, or made any complaint, investigation, or inquiry relating to such practices.

2.24 Anti-Bribery; Anti-Corruption. Neither Company, any Company Subsidiary nor any of their respective Representatives, nor any other Person acting for or on behalf of, or any Person associated with, Company or any Company Subsidiary has, directly or indirectly, in furtherance of or in connection with the business of Company or any Company Subsidiary (i) offered, promised or given any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, provincial, local or other Governmental Body in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be improper, (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role, (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee or (v) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. For purposes of this Section 2.23, the phrase “associated with” a Person has the meaning given to it within the U.K. Bribery Act. Since December 31, 2012, neither Company nor any Company Subsidiary, nor to the Knowledge of the Company any Representative of, or other person associated with, Company or any Company Subsidiary, is or has received any notice, inquiry, or internal or external allegation of any actual or potential violation or wrongdoing related to Anti-Corruption Laws; made any voluntary or involuntary disclosure to a governmental, administrative, or regulatory body of any actual or potential violation or wrongdoing related to Anti-Corruption Laws; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, and to the Knowledge of Company no event has occurred or circumstance exists that is likely to give rise to any such investigation or action by any governmental, administrative or regulatory body regarding any offence or alleged offence under any Anti-Corruption Laws. Neither Company nor any Company Subsidiary is ineligible to be awarded any contract or business under subpart 9.4 of the U.S. Federal Acquisition Regulation 2005, any Legal Requirement enacted pursuant to Article 45 of the Public Sector Procurement Directive (Directive 2014/24/EU) or any similar Legal Requirement governing eligibility for public procurement contracts in any jurisdiction. Company and each Company Subsidiary have implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of Legal Requirements. A true, correct and complete copy of the Anti-Corruption Laws policies and procedures adopted by Company and each Company Subsidiary has been furnished to Parent.

2.25 Accredited Investors. Company has taken reasonable steps to determine whether each Company Member is an accredited investor (as such term is defined in Rule 501(a) under the Securities Act). Each Company Member is an accredited investor other than no more than 20 employee Company Members who are not accredited investors.

2.26 Regulation M; No Trading in Parent Common Stock or Derivatives. The Company and each affiliated purchaser (as such term is defined in Regulation M under the Exchange Act) of the Company have complied with Regulation M under the Exchange Act. Neither Company, any Company Subsidiary nor any of their Representatives (to the extent acting on their behalf) have purchased, offered to purchase, contracted to purchase, sold, offered to sell, contracted to sell, sold short, pledged or otherwise disposed of any Parent Common Stock or derivative securities with respect to Parent Common Stock, or entered into a transaction that would have the same or a similar effect, during the 90-day period prior to and ending on the date of this Agreement.

2.27 Transactions with Affiliates. There are no obligations of Company or any Company Subsidiary to, or Company Contracts with, current or former Company Affiliates, officers, directors, members or employees of Company or any Company Subsidiary, or their respective Affiliates or family members, other than (a) for payment of ordinary course salaries and bonuses for services rendered to Company or a Company Subsidiary, (b) reimbursement of customary and reasonable expenses incurred on behalf of Company or a Company Subsidiary and (c) benefits due under a Company Employee Plan and ordinary course fringe benefits. No director, officer or, to the Knowledge of Company, employee of Company or any Company Subsidiary or, to the Knowledge of Company, any Company Member has a financial or other interest in any Company Material Contract. Neither Company nor any Company Subsidiary, nor any of their respective Affiliates, directors, officers or employees (i) possess, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor lessor, lessee or competitor of Company or any Company Subsidiary or (ii) has any material claim or cause of action against Company or any Company Subsidiary.

2.28 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 2, neither Company nor any Person on behalf of Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Except for the representations and warranties of Parent and Merger Sub set forth in Article 3, neither Company nor its Representatives is relying on any other representation or warranty of Parent, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows, except as set forth in the written disclosure schedule delivered by Parent to Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions or disclosures set forth in the section or subsection of the Parent Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Parent Disclosure Schedule by reference to another section or subsection of the Parent Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Parent Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Parent Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Other than Merger Sub and as set forth in Section 3.1(a) of the Parent Disclosure Schedule, Parent does not have any Subsidiaries and Parent does not own any capital stock of, or any equity interest of any nature in, any other Entity. Parent has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Parent Contracts.

(c) Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Parent Material Adverse Effect.

(d) Each director and officer of Parent and Merger Sub as of the date of this Agreement is set forth in Section 3.1(d) of the Parent Disclosure Schedule.

(e) Merger Sub was formed solely for the purpose of engaging in the applicable Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the applicable Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f) Parent has delivered or made available to Company accurate and complete copies of (i) the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents, including all currently effective amendments thereto, for Parent and Merger Sub; and (ii) any code of conduct or similar policy adopted by Parent or by the Parent Board of Directors or any committee thereof. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation, certificate of formation, bylaws or operating agreement.

3.2 Authority; Vote Required.

(a) Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement. The Parent Board of Directors: (i) has determined that the Merger is fair to, and in the best interests of, Parent and Parent Stockholders; (ii) has duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and has duly authorized and approved, or will, prior to Closing, duly authorize and approve by all necessary corporate action the execution, delivery and performance of the applicable Contemplated Transactions, except that the Parent Board of Directors has not authorized and approved all matters relating to the dividend or distribution of Rights and Warrants; (iii) has recommended the approval of the Parent Stockholder Matters by the Parent Stockholders and directed that the Parent Stockholder Matters be submitted for consideration by Parent Stockholders in connection with the solicitation of the Required Parent Stockholder Vote; and (iv) has approved the Parent Stockholder Support Agreements and the transactions contemplated thereby. The sole member of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole member; (B) duly authorized and approved by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the applicable Contemplated Transactions; and (C) adopted this Agreement and thereby approved the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) (i) The affirmative vote of the holders of a majority of outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stockholder Matters (the “Required Parent Stockholder Vote”) and (ii) the affirmative vote of the sole member of Merger Sub is the only vote of the holders of any Merger Sub Units necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Member Vote”).

3.3 Non-Contravention; Consents.

(a) Subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Member Vote and compliance with the requirements set forth in Section 3.3(b) below, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws, or certificate of formation or operating agreement, as applicable, of Parent or Merger Sub; (ii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Parent Material Adverse Effect; or (iii) require Parent or Merger Sub to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Material Contract.

(b) No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the applicable Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (ii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of: (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), of which 18,069,476 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) Except for the Parent’s 2014 Equity Incentive Plan and the Parent’s 2015 Equity Incentive Plans (collectively, the “Parent Equity Plans”) and the Parent’s 2015 Employee Stock Purchase Plan, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Parent has reserved an aggregate of 11,286,043 shares of Parent Common Stock for issuance under the Parent Equity Plans. As of the date of this Agreement, of such reserved shares of Parent Common Stock, (i) 168,254 shares have been issued pursuant to the exercise of outstanding options and options to purchase 2,297,036 shares have been granted and are currently outstanding, (ii) 5,438,923 shares have been issued pursuant to the grant of restricted stock (“Parent Restricted Stock”) of which 1,875 remain subject to vesting and risk of forfeiture as of the date of this Agreement, and (iii) 3,381,830 shares of Parent Common Stock remain available for future issuance pursuant to the Parent Equity Plans. Section 3.4(b) of the Parent Disclosure Schedule sets forth the following information (A) with respect to each Parent Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Parent Common Stock subject to such Parent Option as of the date of this Agreement, (3) the exercise price of such Parent Option, (4) the date on which such Parent Option was granted, (5) the date on which such Parent Option expires, and (6) the vesting schedule applicable to such Parent Option, including the extent vested to date and whether by its terms the vesting of such Parent Option would be accelerated by the applicable Contemplated Transactions; and (B) with respect to each share of Parent Restricted Stock outstanding, as of the date of this Agreement: (1) the name of the holder of such Parent Restricted Stock, (2) the date on which such Parent Restricted Stock was granted, and (3) the vesting schedule applicable to such Parent Restricted Stock, including the extent vested to date and whether by its terms the vesting of such Parent Restricted Stock would be accelerated by the applicable Contemplated Transactions.

(c) Except for this Agreement, the Rights, the Warrants, and the outstanding Parent Options and Parent Restricted Stock set forth on Section 3.4(b) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership units or other securities of Parent or Merger Sub; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership units or other securities of Parent or Merger Sub; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent or Merger Sub is or may become obligated to sell or otherwise issue any shares of its capital stock, membership units or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock, membership units or other securities of Parent or Merger Sub. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Parent or Merger Sub.

(d) Except for the Parent Restricted Stock, the Parent Stockholder Support Agreements (or the lock-up agreements referred to therein), or as set forth in Section 3.4(d) of the Parent Disclosure Schedule, (i) none of the outstanding shares of Parent Capital Stock or Merger Sub Units are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock or Merger Sub Units are subject to any right of first refusal in favor of Parent or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Parent or Merger Sub having a right to vote on any matters on which the Parent Stockholders or the sole member of Merger Sub, as applicable, have a right to vote; and (iv) there is no Parent Contract to which Parent or Merger Sub are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock or Merger Sub Units. Neither Parent nor Merger Sub is under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock, Merger Sub Units or other securities.

(e) The authorized capital of Merger Sub consists of membership interests (“Merger Sub Units”), all of which are, and immediately prior to Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding Merger Sub Units are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(f) All outstanding shares of Parent Capital Stock and Merger Sub Units, as well as all Parent Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5 SEC Filings; Financial Statements.

(a) Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2016 (the “Parent SEC Documents”), except to the extent such documents can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent are true and complete in all material respects.

(c) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) From February 26, 2014 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq Global Market. Parent has not disclosed any unresolved comments in its SEC Documents.

(e) Since February 26, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the Parent Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the Nasdaq Global Market.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board of Directors (and made available to Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting. Since December 31, 2016, there have been no material changes in Parent’s internal control over financial reporting.

(h) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.6 Absence of Changes. Between September 30, 2018 and the date of this Agreement, Parent has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Parent Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Company pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7 Title to Assets. Parent owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Parent Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent; and (iii) liens listed in Section 3.7 of the Parent Disclosure Schedule.

3.8 Real Property; Leaseholds. Parent does not currently own nor has it or any of its Subsidiaries ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the Parent Disclosure Schedule (the “Parent Leases”), which are each in full force and effective, with no existing material default thereunder.

3.9 Intellectual Property.

(a) Parent owns, directly or through on or more of its Subsidiaries, or has the right to use, and has the right to bring actions for the infringement of, all Parent IP Rights, except for any failures to own or have the right to use, or have the right to brings actions that would not constitute a Parent Material Adverse Effect.

(b) Section 3.9(b) of the Parent Disclosure Schedule is an accurate, true and complete listing of all Parent Registered IP owned by the Parent or any Subsidiary of Parent.

(c) Section 3.9(c) of the Parent Disclosure Schedule accurately identifies (i) all Parent IP Rights licensed to Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Parent Contracts pursuant to which such Parent IP Rights are licensed to Parent; (iii) whether the license or licenses granted to Parent are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Parent IP Rights.

(d) Section 3.9(d) of the Parent Disclosure Schedule accurately identifies each material Parent Contract pursuant to which any Person (other than Parent) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent IP Rights. Parent is not bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent to use, exploit, assert or enforce any Parent IP Rights anywhere in the world, in each case as would materially limit the business of Parent as currently conducted or planned to be conducted.

(e) Parent or one or more of its Subsidiaries solely owns all right, title, and interest to and in Parent IP Rights (other than (i) Parent IP Rights exclusively or non-exclusively licensed to Parent, as identified in Section 3.9(c) of the Parent Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Parent Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body, except for any such failure, individually or collectively, that would not constitute a Parent Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Parent and who is or was involved in the creation or development of any Parent IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Parent and confidentiality provisions protecting trade secrets and confidential information of Parent. To the Parent’s Knowledge, no current or former stockholder, officer, director, employee or contractor of Parent or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights. No employee or contractor of Parent is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or (b) in breach of any Contract with any current or former employer or other Person concerning Parent IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Parent IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent has an ownership interest.

(iv) Parent has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent holds, or purports to hold, as a trade secret.

(v) Parent has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights to any other Person, except for any such assignments or transfers made after the date of this Agreement pursuant to a definitive agreement approved in writing by Company (such approval not to be unreasonably withheld, conditioned or delayed) for the license or sale of Parent IP Rights related to the Legacy Assets.

(vi) The Parent IP Rights constitute all Intellectual Property necessary for Parent to conduct its business as currently conducted or planned to be conducted.

(f) Parent is not a party to any Contract that, as a result of the execution, delivery and performance of this Agreement and the consummation of the applicable Contemplated Transactions will cause the grant of any license or other right to any Parent IP Rights or impair the right of Parent or the Surviving Company and its Subsidiaries to use, sell, license or enforce any Parent IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not reasonably be expected to result in a Parent Material Adverse Effect.

(g) The manufacture, marketing, license, sale or intended use of any product or technology currently approved or sold or under development by Parent (i) does not violate or constitute a breach of any license or agreement between Parent and any third party, and, (ii) does not infringe or misappropriate any Intellectual Property right of any other party. Parent has disclosed in correspondence to Company the third-party patents and patent applications found during all freedom to operate searches that were conducted by Parent related to any product or technology currently approved or sold or under development by Parent. To the Knowledge of Parent, no third party is infringing upon or misappropriating, or violating any license or agreement with Parent relating to, any Parent IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Parent IP Rights, nor has Parent received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under development by Parent conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h) Each item of Parent IP Rights that is Parent Registered IP that is owned by Parent or any Subsidiary of Parent is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Parent Material Adverse Effect.

(i) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Parent conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP.

(j) (i) Parent is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Parent nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

3.10 Material Contracts. Section 3.10 of the Parent Disclosure Schedule lists the following Parent Contracts (other than this Agreement and the Parent Stockholder Support Agreements), effective as of the date of this Agreement (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(a) each Parent Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each Parent Contract requiring payments by Parent after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Parent on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Parent’s ability to terminate employees at will;

(c) each Parent Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the applicable Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the applicable Contemplated Transactions;

(d) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(e) each Parent Contract containing (A) any covenant materially limiting the freedom of Parent or the Surviving Company to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any material exclusivity provision, or (D) any material non-solicitation provision;

(f) each Parent Contract relating to capital expenditures and involving obligations after the date of this Agreement in excess of $25,000 and not cancelable without penalty;

(g) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;

(i) each Parent Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any current development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any Contract to sell, distribute or commercialize any products or service of Parent, except agreements in the Ordinary Course of Business;

(j) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the applicable Contemplated Transactions;

(k) each Parent IP Right Agreement;

(l) each Parent Lease; or

(m) any other Parent Contract that is not terminable at will (with no penalty or payment) by Parent and (i) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (ii) that is material to the business or operations of Parent.

Parent has delivered or made available to Company accurate and complete (except for applicable redactions thereto) copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not, nor to Parent’s Knowledge, as of the date of this Agreement has any other party to a Parent Material Contract (as defined below) breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek material damages. As of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11 Undisclosed Liabilities. As of the date of this Agreement, Parent has no Liability, except for: (a) Liabilities identified as such in the Parent Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Parent since the date of the Parent Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $25,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Parent under Parent Contracts, including the reasonably expected performance of such Parent Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Parent Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12 Compliance; Permits; Restrictions.

(a) Parent is, and since February 26, 2014, each of Parent and its Subsidiaries has been in material compliance with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Parent, threatened against Parent. There is no Contract, judgment, injunction, order or decree binding upon Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted, (ii) would reasonably be expected to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the applicable Contemplated Transactions.

(b) Parent holds all Governmental Authorizations that are material to the operation of its business (collectively, the “Parent Permits”) as currently conducted. Section 3.12(b) of the Parent Disclosure Schedule identifies each Parent Permit. As of the date of this Agreement, Parent is in material compliance with the terms of the Parent Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit. The rights and benefits of each material Parent Permit will be available to Parent immediately after the Effective Time on terms substantially identical to those enjoyed by Parent as of the date of this Agreement and immediately prior to the Effective Time.

(c) Parent holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Parent has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Parent Regulatory Permit.

(d) To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent or its officers, employees or agents. Parent is not the subject of any pending, or to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, Parent has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Parent Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Parent, nor to the Knowledge of Parent, any of its respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement.

(e) There are no proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(f) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or in which Parent or its products or services have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2013, Parent has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or in which Parent Product Candidates, have participated.

3.13 Tax Matters.

(a) Each of Parent and its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return, other than any extension obtained in the Ordinary Course of Business. During the past five years, no written claim has ever been made by an authority in a jurisdiction where Parent or its Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Parent and its Subsidiaries have been reserved for on the Parent Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Parent Unaudited Interim Balance Sheet, Parent has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than as contemplated by this Agreement.

(c) Parent has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s Unaudited Interim Balance Sheet) upon any of the assets of Parent.

(e) No material deficiencies for Taxes with respect to Parent have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent. No issues relating to Taxes of Parent were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Parent has delivered or made available to Company complete and accurate copies of all federal income Tax and all other material Tax Returns of Parent (and the predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Parent with respect to federal income Tax and all other material Taxes. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Parent as of the date hereof are set forth in Section 3.13(f) of the Parent Disclosure Schedule. Parent has not (i) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) made or will make a consent dividend election under Section 565 of the Code; (v) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Parent is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Parent) for federal, state, local or foreign Tax purposes. Parent has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j) During the past two years, Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Parent is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Parent, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Parent has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).

(n) Parent (i) does not have any Tax liability under Section 965 of the Code, and (ii) has not made an election under Section 965(h) of the Code.

(o) Parent has not taken any action, and has no knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger and the receipt of Parent Common Stock by the Company Members from qualifying as an exchange of property for stock, satisfying the requirements of Section 351(a) of the Code.

3.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Parent employees is terminable by Parent at will (or otherwise in accordance with general principles of wrongful termination law). Parent has made available to Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Associates to the extent currently effective and material.

(b) Parent is not, and neither Parent or any of its Subsidiaries has been, a party to, bound by, or has, or had, a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of Parent.

(c) Section 3.14(c) of the Parent Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Parent or any Parent Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Parent, any of Parent’s Subsidiaries or any Parent Affiliate, or under which Parent, any of Parent’s Subsidiaries or any Parent Affiliate has incurred or may incur any liability (each, an “Parent Employee Plan”).

(d) With respect to each Parent Employee Plan, Parent has made available to Company a true and complete copy of, to the extent applicable, (i) such Parent Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Parent Employee Plan, (iv) the most recent summary plan description for each Parent Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Parent, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Parent Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests, and any corrective action taken, for the most recent three plan years; (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts; (ix) all material written employee communications within the past three years, and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

(e) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust. Each

Parent Employee Plan has been maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Each Parent Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Parent, the Surviving Company, Company or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Neither Parent nor any Parent Affiliate has announced its intention to modify or amend any Parent Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Parent Employee Plan, and to the Knowledge of Parent, each asset held under such Parent Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Parent, each of its Subsidiaries and each Parent Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Employee Plans. Neither Parent, any of its Subsidiaries, nor any Parent Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Employee Plans. All contributions required to be made by Parent, any of its Subsidiaries or any Parent Affiliate to any Parent Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Parent, is threatened, against or with respect to any Parent Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f) Neither Parent, nor any of its Subsidiaries or any Parent Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Parent, nor any of its Subsidiaries or any Parent Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Parent Employee Plan subject to ERISA and neither Parent, nor any of its Subsidiaries or any Parent Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(g) No Parent Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Parent, nor any of its Subsidiaries or any Parent Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Parent Employee Plan is a Multiemployer Plan, and neither Parent, nor any of its Subsidiaries or any Parent Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Parent Employee Plan is a Multiple Employer Plan.

(h) No Parent Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Parent Employee Plan qualified under Section 401(a) of the Code. Neither Parent nor any Parent Affiliate sponsors or maintains any self-funded employee benefit plan. No Parent Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i) To the Knowledge of Parent, no payment pursuant to any Parent Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Parent or any of its Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j) With respect to Parent Options granted pursuant to the Parent Equity Plans, (i) each Parent Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Parent Option was duly authorized no later than the date on which the grant of such Parent Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Parent Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Parent Option grant was made in accordance with the terms of the Parent Equity Plans, the Exchange Act and all other applicable Legal Requirements, including the rules of Nasdaq and any other exchange on which Parent securities are traded, (iv) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable grant date and (v) each such Parent Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in Parent filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements.

(k) No Parent Options, stock appreciation rights or other equity-based awards issued or granted by Parent are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Parent or any of its Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Parent 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Parent 409A Plan is, or to the Knowledge of Parent will be, subject to the penalties of Code Section 409A(a)(1).

(l) Parent is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m) Each of Parent and its Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Parent and each of its Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Parent nor any of its Subsidiaries has any material unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Parent and each Parent Affiliate is in compliance in all material respects with all applicable requirements of the ACA, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Parent Employee Plan. Neither Parent nor any Parent Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Parent. Each of Parent and its Parent Affiliates has maintained all records necessary to demonstrate its compliance with the ACA.

(n) Parent and its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Parent, threatened or reasonably anticipated against Parent relating to any employee, employment agreement, independent contractor, independent contractor agreement or Parent Employee Plan. There are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or actions against Parent or any trustee of Parent under any worker’s compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Parent has good labor relations.

(o) No current or former independent contractor of Parent or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Parent Employee Plan. Neither Parent nor any of its Subsidiaries has material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Parent nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Parent prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(p) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q) Parent is not, and neither Parent nor any of its Subsidiaries, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(r) There is no Contract or arrangement to which Parent or any Parent Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(s) Neither Parent nor any Parent Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t) None of the execution and delivery of this Agreement, or the consummation of the applicable Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Parent, (ii) materially increase or otherwise enhance any benefits otherwise payable by Parent, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Parent or (v) result in the forgiveness in whole or in part of any outstanding loans made by Parent to any Person.

3.15 Environmental Matters. Parent is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Neither Parent nor any of its Subsidiaries has received since February 26, 2014 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s compliance with any Environmental Law in the future. To the Knowledge of Parent, no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since February 26, 2014, any written notice or other communication relating to property owned or leased at any time by Parent, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property. Neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law.

3.16 Insurance.

(a) Parent made available to Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Parent is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since February 26, 2014, Parent has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Parent. All information provided to insurance carriers (in applications and otherwise) on behalf of Parent is accurate and complete. Parent has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Parent, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent of its intent to do so.

(b) Parent has delivered to Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Parent and each Parent Subsidiary as of the date of this Agreement (the “Existing Parent D&O Policies”). Section 3.16(b) of the Parent Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Parent and each Parent Subsidiary with respect to the Existing Parent D&O Policies. All premiums for the Existing Parent D&O Policies have been paid.

3.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent, or to the Knowledge of Parent, any director or officer of Parent (in his or her capacity as such) or any of the material assets owned or used by Parent; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To Parent’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Parent or any of the material assets owned or used by Parent, is subject. To Parent’s Knowledge, no officer of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Parent or to any material assets owned or used by Parent.

3.18 [Reserved].

3.19 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.20 Disclosure. The information supplied by Parent for inclusion in the Proxy Statement / Prospectus / Information Statement will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Parent Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.21 Bank Accounts; Deposits.

(a) Section 3.21 of the Parent Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Parent at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of December 31, 2018 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Parent (including those accounts receivable reflected on the Parent Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Parent Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Parent arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Parent Unaudited Interim Balance Sheet. All deposits of Parent (including those set forth on the Parent Unaudited Interim Balance Sheet) which are individually more than $2,500 or more than $10,000 in the aggregate are fully refundable to Parent.

3.22 Privacy; Data Protection.

(a) There has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of Parent’s Business Systems that has caused or would reasonably be expected to cause any (i) material loss, destruction, damage or harm of or to Parent or its operations, personnel, property or other assets or (ii) material liability of any kind to Parent, including any such breach or incident that requires notice to any third party. Parent has taken reasonable actions, consistent with applicable industry practices, including implementation and maintenance of administrative, physical and technical controls, to protect the integrity and security of its Business Systems and the data and other information stored thereon.

(b) Parent is and has been in compliance with all Data Security Requirements. No Person (including any Governmental Body) has commenced any Legal Proceeding relating to Parent’s information privacy or data security practices, including with respect to the collection, use, transfer, sharing, storage, or disposal of personal information maintained by or on behalf of Parent, or, to the Knowledge of Parent, threatened any such Legal Proceeding, or made any complaint, investigation, or inquiry relating to such practices.

3.23 Anti-Bribery; Anti-Corruption. Neither Parent, any Subsidiary of Parent nor any of their respective Representatives, nor any other Person acting for or on behalf of, or any Person associated with, Parent or any Subsidiary of Parent has, directly or indirectly, in furtherance of or in connection with the business of Parent or any Subsidiary of Parent (i) offered, promised or given any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, provincial, local or other Governmental Body in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be improper, (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role, (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee or (v) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. For purposes of this Section 3.23, the phrase “associated with” a Person has the meaning given to it within the U.K. Bribery Act. Since December 31, 2012, neither Parent nor any Subsidiary of Parent, nor to the Knowledge of Parent any Representative of, or other person associated with, Parent or any Subsidiary of Parent, is or has received any notice, inquiry, or internal or external allegation of any actual or potential violation or wrongdoing related to Anti-Corruption Laws; made any voluntary or involuntary disclosure to a governmental, administrative, or regulatory body of any actual or potential violation or wrongdoing related to Anti-Corruption Laws; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, and to the Knowledge of Parent no event has occurred or circumstance exists that is likely to give rise to any such investigation or action by any governmental, administrative or regulatory body regarding any offence or alleged offence under any Anti-Corruption Laws. Neither Parent nor any Subsidiary of Parent is ineligible to be awarded any contract or business under subpart 9.4 of the U.S. Federal Acquisition Regulation 2005, any Legal Requirement enacted pursuant to Article 45 of the Public Sector Procurement Directive (Directive 2014/24/EU) or any similar Legal Requirement governing eligibility for public procurement contracts in any jurisdiction. Parent and each Subsidiary of Parent have implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of Legal Requirements. A true, correct and complete copy of the Anti-Corruption Laws policies and procedures adopted by Parent and each Subsidiary of Parent has been furnished to Company.

3.24 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2018 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.25 Valid Issuance. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

3.26 Code of Ethics. Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Parent has promptly disclosed any change in or waiver of Parent’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Parent, there have been no violations of provisions of Parent’s code of ethics by any such persons.

3.27 Opinion of Financial Advisor. The Parent Board of Directors (in its capacity as such) has received an opinion of Wedbush Securities Inc. (or one of its Affiliates), financial advisor to Parent, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair to Parent from a financial point of view. Promptly following execution of this Agreement, Parent will furnish an accurate and complete copy of such opinion to Company.

3.28 Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act, in each case as determined by the SEC or Parent’s independent registered public accounting firm.

3.29 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 3, neither Parent, Merger Sub, nor any Person on behalf of Parent or Merger Sub has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Parent or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Except for the representations and warranties of Company set forth in Article 2, none of Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Company or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ or members’ equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing; provided that only the unaudited quarterly consolidated balance sheets of Parent as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ or members’ equity and statements of cash flows for such calendar quarter need to include stock compensation information;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders or members;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Parent Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Parent Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Parent Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege.

4.2 Operation of Parent’s Business.

(a) Except as set forth on Section 4.2(a) of the Parent Disclosure Schedule, as expressly required, contemplated or permitted by this Agreement, in connection with the Parent Pre-Closing Financing, or as required by applicable Legal Requirements, during the Pre-Closing Period, Parent shall: (i) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (ii) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Legal Requirements and the requirements of all Parent Contracts that constitute Parent Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Parent Disclosure Schedule, as expressly required, contemplated or permitted by this Agreement, in connection with the Parent Pre-Closing Financing, or as required by applicable Legal Requirements, Parent shall not, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Parent Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii) sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities, in each case except (1) for shares of Parent Common Stock issued upon the valid exercise of Parent Options or warrants outstanding as of the date of this Agreement, (2) in connection with any Parent Pre-Closing Financing, (3) in connection with the issuance of the Parent Compensatory Warrant and (4) in connection with the dividend, distribution or issuance of the Rights or the Warrants;

(iii) amend the certificate of incorporation, certificate of formation, bylaws, operating agreement or other charter or organizational documents of Parent or Merger Sub, or effect or be a party to any merger, consolidation, share or unit exchange, business combination, recapitalization, reclassification of shares or units, stock split, reverse stock split (other than the Nasdaq Reverse Split) or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or capital commitment;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, (B) cause or permit any Parent Employee Plan to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Company, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Parent Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Parent Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Parent Associate, (G) except as provided in the Parent Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Parent Associate, or (H) provide or make any Tax-related gross-up payment, provided, that Parent may pay those Terminated Parent Associate Payments set forth in Section 5.6(a) of the Parent Disclosure Schedule to the Terminated Parent Associates in connection with their termination of employment or service;

(vii) enter into any material transaction outside the Ordinary Course of Business, other than the license, sale, divestiture and/or winding down of the Legacy Assets in accordance with this Agreement;

(viii) acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any Parent Contract that, if effective as of the date hereof, would constitute a Parent Material Contract;

(xi) initiate or settle any Legal Proceeding;

(xii) after the Net Cash Calculation is finalized pursuant to Section 1.6, incur any Liabilities or otherwise take any actions, in each case other than in the Ordinary Course of Business or as reasonably necessary in connection with the transactions contemplated by this Agreement, so as to cause the final Net Cash Calculation to differ materially from actual Parent Net Cash as of the Closing;

(xiii) adopt any stockholder rights plan or similar arrangement;

(xiv) use, amend or terminate its current at-the-market facility or enter into any similar program or facility;

(xv) renew, extend or modify the current sublease for Parent’s principal executive office space; or

(xvi) agree, resolve or commit to do any of the foregoing.

4.3 Operation of Company’s Business.

(a) Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, as expressly required, contemplated or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Company shall and shall cause its Subsidiaries to: (i) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (ii) conduct its business and operations in the Ordinary Course of Business, and in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Company Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Company Disclosure Schedule, as expressly required, contemplated or permitted by this Agreement, or as required by applicable Legal Requirements, Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Company Units or (B) repurchase, redeem or otherwise reacquire any of its Company Units or other securities;

(ii) sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii) amend the certificate of formation, operating agreement or other charter or organizational documents of Company, or effect or be a party to any merger, consolidation, share or unit exchange, business combination, recapitalization, reclassification of shares or units, unit split, reverse unit split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or capital commitment;

(vi) (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Company, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Company Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Company Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Company Associate, (G) except as provided in the Company Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Company Associate, or (H) provide or make any Tax-related gross-up payment;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) enter into any Contract with a labor union or collective bargaining agreement;

(ix) acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(x) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) initiate or settle any Legal Proceeding; or

(xii) agree, resolve or commit to do any of the foregoing.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Parent shall:

(i) promptly notify Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Parent, or to the Knowledge of Parent, any director or officer of Parent, that is commenced or asserted against, or, to the Knowledge of Parent, threatened against, Parent or any director or officer of Parent; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Parent Disclosure Schedule; and

(ii) promptly notify Company in writing of: (A) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Parent in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Parent in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Parent in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Company pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 8.1.

(b) During the Pre-Closing Period, Company shall:

(i) promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Company or any of its Subsidiaries, or to the Knowledge of Company, any director or officer of Company, that is commenced or asserted against, or, to the Knowledge of Company, threatened against, Company, any of its Subsidiaries, or any director or officer of Company; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii) promptly notify Parent in writing, of: (A) the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Company in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Company in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Company in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Parent pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b) Notwithstanding anything contained in Section 4.5(a) or Section 4.5(d), prior to receipt of the Required Parent Stockholder Vote, (i) Parent may enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which Parent Board of Directors determines in good faith, after consultation with its financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding Parent pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions but not “standstill” provisions) comparably favorable in the aggregate to Parent as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) such Acquisition Proposal did not result from a material breach of this Section 4.5; (B) Parent Board of Directors determines in good faith, based on advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements; (C) prior to furnishing any such non-public information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) prior to furnishing any such non-public information to such Person, Parent furnishes such non-public information to Company (to the extent such non-public information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (to the extent such Representative acts or is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c) If any Party or any Representative of such Party receives an Acquisition Proposal at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal) advise the other Party orally and in writing of such Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, and the terms thereof, except to the extent prohibited by any confidentiality agreement or similar agreement entered into prior to the date hereof). Except to the extent prohibited by any confidentiality agreement or similar agreement entered into prior to the date hereof, such Party shall keep the other Party informed, on a current basis, in all material respects with respect to such Acquisition Proposal and any modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five Business Days’ written notice of a meeting of its board of directors or board of managers (or any committee thereof) at which its board of directors or board of managers (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.

(d) Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement / Prospectus / Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus / Information Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus / Information Statement will be included as a prospectus.

(b) Parent covenants, represents and warrants that the Proxy Statement / Prospectus / Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Prospectus / Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Prospectus / Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus / Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c) Parent shall notify Company promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Prospectus / Information Statement or the Form S-4 Registration Statement or for additional information and shall supply Company with copies of (i) all correspondence between Parent or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Prospectus / Information Statement, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement / Prospectus / Information Statement and Form S-4 Registration Statement, and Company and its counsel shall have a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Prior to the Form S-4 Registration Statement being declared effective, (1) Company shall use its commercially reasonable efforts to execute and deliver to Company Counsel and to Parent Counsel the applicable “Tax Representation Letter” referenced in Section 5.11(c); and (2) Parent shall use its commercially reasonable efforts to execute and deliver to Parent Counsel and to Company Counsel the applicable “Tax Representation Letter” referenced in Section 5.11(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (A) Company shall use its commercially reasonable efforts to cause Company Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) Parent shall use its commercially reasonable efforts to cause Parent Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(c) and Section 5.11(c). Parent shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed with the SEC. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus / Information Statement will be made by Parent, in each case, without providing Company a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders or members that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Company occurs, or if Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus / Information Statement, then Company shall promptly inform Parent thereof and shall cooperate fully with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders.

(d) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Units has an address of record on the record date for determining the members entitled to notice of and to vote pursuant to the Company Member Written Consent; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(e) Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives with all true, correct and complete information regarding Company that is required by applicable Legal Requirements to be included in the Form S-4 Registration Statement or reasonably requested from Company to be included in the Form S-4 Registration Statement, including Company Audited and Interim Financials prepared in accordance with GAAP. Without limiting the foregoing, Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

5.2 Company Member Written Consent.

(a) Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, and in any event no later than ten Business Days thereafter, Company shall obtain the Company Member Written Consent for purposes of (i) adopting this Agreement, approving the Merger, and the other actions contemplated by this Agreement (the “Company Member Matters”); and (ii) acknowledging that the approval given thereby is irrevocable.

(b) Company agrees that: (i) the Company Board of Managers shall recommend that Company Members vote to approve the Company Member Matters (the “Company Board Recommendation”), (ii) the Company Proxy Statement / Information Statement shall include a statement of the Company Board Recommendation, (iii) the Company Board of Managers shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a); and (iv) (A) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board of Managers or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed and (B) the Company Board of Managers shall not recommend any Acquisition Transaction (collectively a “Company Board Adverse Recommendation Change”).

(c) Company’s obligation to solicit the consent of its members to sign the Company Member Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

5.3 Parent Stockholders’ Meeting.

(a) Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Parent shall (i) take reasonable action necessary under applicable Legal Requirements to call, give notice of and, within 60 calendar days after the date the S-4 Registration Statement is declared effective by the SEC, hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of (A) the issuance of shares of Parent Common Stock to the Company Members pursuant to the terms of this Agreement, (B) the change of control of Parent resulting from the Merger, to the extent necessary, (C) the amendment of Parent’s certificate of incorporation to effect the Nasdaq Reverse Split, (D) if requested by Company prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, the amendment of Parent’s certificate of incorporation to increase the authorized shares of Parent Common Stock, (E) the amendment of Parent’s certificate of incorporation to effect the name change of Parent, (F) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Parent Stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Parent’s named executed officers in connection with the completion of the Merger, if applicable (the matters contemplated by the foregoing clauses (A) – (F), collectively, the “Parent Stockholder Matters”) and (ii) mail to the Parent Stockholders as of the record date established for stockholders’ meeting of Parent, the Proxy Statement / Prospectus / Information Statement (such meeting, the “Parent Stockholders’ Meeting”).

(b) Parent agrees that, subject to Section 5.3(c): (i) the Parent Board of Directors shall recommend that the Parent Stockholders vote to approve the Parent Stockholder Matters (the “Parent Board Recommendation”); (ii) the Proxy Statement / Prospectus / Information Statement shall include a statement of the Parent Board Recommendation; (iii) the Parent Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a); and (iv) (A) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the Parent Board of Directors or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed and (B) the Parent Board of Directors shall not recommend any Acquisition Transaction (collectively a “Parent Board Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, at any time prior to the receipt of the Required Parent Stockholder Vote, the Parent Board of Directors may make a Parent Board Adverse Recommendation Change, if: (i) the Parent Board of Directors has received an Acquisition Proposal that the Parent Board of Directors has determined in its good faith judgment, after consultation with Parent’s outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement that was neither known to Parent or the Parent Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Parent Intervening Event”), the Parent Board of Directors determines in its good faith judgment, after consultation with Parent’s outside legal counsel, that a Parent Board Adverse Recommendation Change is consistent with the Parent Board of Directors’ compliance with its fiduciary obligations to the Parent Stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.3(c), (A) in the case of a Superior Offer, (1) Parent must promptly notify Company, in writing, at least two Business Days (the “Notice Period”) before making a Parent Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Parent has received an Acquisition Proposal that the Parent Board of Directors intends to declare a Superior Offer and that the Parent Board of Directors intends to make a Parent Board Adverse Recommendation Change, and (2) Parent attaches to such notice the most current version of the proposed agreement and the identity of the third party making such Superior Offer; and (3) Parent negotiates with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Offer, the Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Notice Period subsequent to the time Parent notifies the Company of any such material revision (it being agreed that there shall be only one extension); or (B) in the case of a Parent Intervening Event, (1) Parent promptly notifies Company, in writing, within the Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board of Directors intends to make a Parent Adverse Recommendation Change, and (2) Parent negotiates with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Parent Intervening Event ceases to require a Parent Board Adverse Recommendation Change, if the Company, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material development in an Parent Intervening Event, the Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Notice Period subsequent to the time Parent notifies the Company of any such material development (it being agreed that there shall be only one extension).

(d) Unless the Parent Board of Directors has effected a Parent Board Adverse Recommendation Change in accordance with Section 5.3(c), Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from (i) taking and disclosing to the Parent Stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Parent Stockholders if the Parent Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Parent Stockholders under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Parent Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Parent Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Parent Board of Directors reaffirms the Parent Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement.

5.4 Regulatory Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6, and Article 7 or Article 8, as the case may be, hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than 10 Business Days of the date hereof, all applications, notices, reports and other documents (other than the Form S-4 Registration Statement and the Proxy Statement / Prospectus / Information Statement) reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, (a) the Notification and Report Forms pursuant to the HSR Act and (b) any notification or other document to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Company and Parent shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Company or Parent, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c) Notwithstanding Sections 5.4(a) through 5.4(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that, would have an adverse impact, in any material respect, on any of the Parties.

5.5 [Reserved].

5.6 Parent Employee and Benefits Matters; Parent Options.

(a) Unless otherwise agreed in writing by Company pursuant to written notice provided to Parent no later than two Business Days prior to the Closing Date and except with respect to Parent Associates listed in Section 5.6(a) of the Parent Disclosure Schedule, effective no later than the Business Day immediately prior to the Closing Date, Parent shall, and shall cause any of its Subsidiaries to, terminate the employment and service of each Parent Associate (the “Terminated Parent Associates”) such that neither Parent nor any Parent Subsidiary shall have any Parent Associate in its employ or service as of the Effective Time (other than those listed in Section 5.6(a) of the Parent Disclosure Schedule). As a condition to payment of any Terminated Parent Associate Payment to a Terminated Parent Associate and prior to the Closing Date, Parent will obtain from each Terminated Parent Associate an effective release of claims in a form previously provided to or made available by Parent to Company; provided that Parent shall not be required to increase the amount of any Terminated Parent Associate Payment to such Terminated Parent Associate in order to obtain such release. Prior to the Closing, Parent shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Parent Associates. Section 5.6(a) of the Parent Disclosure Schedule sets forth, with respect to each Terminated Parent Associate, Parent’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Parent Associate, and the amount by which any of such Terminated Parent Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Parent Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the applicable Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Parent Associate (together, the “Terminated Parent Associate Payments”). Prior to the Closing, Parent shall use commercially reasonable efforts to cause all Terminated Parent Associate Payments to be paid and satisfied in full.

(b) Effective no later than the day immediately preceding the Closing Date, Parent Board of Directors shall adopt resolutions to terminate (i) all Parent Employee Plans that are “employee benefit plans” within the meaning of ERISA, including but not limited to any Parent Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Parent 401(k) Plan”), and (ii) each other Parent Employee Plan, in each case to the extent written notice is provided by Company to Parent no later than 30 calendar days prior to the Closing Date instructing Parent to terminate any such Parent Employee Plan. Parent shall provide Company with evidence that Parent Board of Directors has adopted resolutions to terminate such Parent Employee Plan(s) (effective no later than the day immediately preceding the Closing Date). The form and substance of such resolutions shall be subject to review and approval of Company, such approval not to be unreasonably withheld, conditioned or delayed. Parent also shall take such other reasonable actions in furtherance of terminating such Parent Employee Plan(s) as Company may reasonably require. In the event that termination of the Parent 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Parent shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Company no later than 14 calendar days prior to the Closing Date.

(c) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement. Nothing in this Section 5.6, express or implied, will (i) constitute or be treated as an amendment of any Parent Employee Plan or Company Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Parent, any Parent Affiliate, Company, or any Company Affiliate from amending, modifying or terminating any Parent Employee Plan or Company Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Parent and Company.

(d) With respect to the Dependent Care Flexible Spending Account Plan failures disclosed in Section 3.14 of the Parent Disclosure Schedule, Parent shall correct all nondiscrimination testing failures under Parent’s cafeteria plan for the 2016-2018 plan years by issuing amended IRS Form W-2s for each affected individual and remitting all applicable employer tax withholding amounts and penalties, if any, as assessed by the IRS for each year in which a failure occurred.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or a Subsidiary thereof (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or a Subsidiary thereof, whether asserted or claimed prior to, at or after the Effective Time and (ii) reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with defending any such claims, losses, liabilities, damages, judgments and fines as such expenses are incurred, in each case to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification under applicable law.

(b) The certificate of incorporation and bylaws of Parent and the certificate of formation and operating agreement of Surviving Company shall contain, and Parent shall cause the certificate of formation and operating agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent or a Subsidiary thereof than are presently set forth in Parent’s certificate of incorporation and bylaws, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or a Subsidiary thereof.

(c) Prior to the Closing, Parent shall obtain and, within 30 days after the Closing, fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least $10 million in the aggregate of Side A DIC coverage and at least $15 million in the aggregate of Side A/B/C coverage and otherwise containing terms and conditions that are comparable to Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Company not to) take any action to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by each D&O Indemnified Party in connection with its enforcement of its rights provided in this Section 5.7.

(e) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, the Parent’s certificate of incorporation (as in effect on the date of this Agreement), statute, the Parent’s bylaws (as in effect on the date of this Agreement) or Contract (as in effect on the date of this Agreement), which shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms. The obligations of Parent under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(f) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.7. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to, or in substitution for, any such claims under any such policies.

5.8 Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Company to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9 Disclosure. Without limiting Company’s or Parent’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; or (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10 Listing.

(a) Parent shall use its commercially reasonable efforts: (i) to maintain its existing listing on the Nasdaq Global Market or to list on the Nasdaq Capital Market and to obtain approval of the listing of the combined company on the Nasdaq Global Market or the Nasdaq Capital Market; (ii) to effect the Nasdaq Reverse Split, (iii) without derogating from the generality of the requirements of clause (i) and to the extent required by the rules and regulations of Nasdaq, to (A) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Merger, and (B) to cause such shares to be approved for listing (subject to notice of issuance); and (iv) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing for the Parent Common Stock on the Nasdaq Global Market or the Nasdaq Capital Market (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved for listing (subject to official notice of issuance). Company will cooperate with Parent as reasonably requested by Parent with respect to (x) obtaining approval of the listing of the combined company on the Nasdaq Global Market or the Nasdaq Capital Market and (y) the Nasdaq Listing Application, and Company promptly furnish to Parent all information concerning Company and Company Members that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

(b) In addition to, and without derogating from, the requirements of Section 5.10(a), Company shall, and shall cause its Affiliates to, take any and all actions (including changing the Company Designees) necessary (i) to avoid, eliminate, and resolve any and all impediments to obtaining the approvals referred to in Section 5.10(a) and (ii) to obtain the approvals referred to Section 5.10(a), in each case to enable the Parties to close the transactions contemplated by this Agreement as promptly as practicable.

5.11 Tax Matters.

(a) Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to cause the Merger and the receipt of Parent Common Stock by the Company Members to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger and the receipt of Parent Common Stock by the Company Members from qualifying, as an exchange of property for stock that satisfies the requirements of Section 351(a) of the Code.

(b) The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger and receipt of Parent Common Stock by the Company Members as an exchange of property for stock that satisfies the requirements of Section 351(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Company shall use its commercially reasonable efforts to deliver to Company Counsel and Parent Counsel a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Company, containing representations of Company, and Parent shall use its commercially reasonable efforts to deliver to Company Counsel and Parent Counsel a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Company Counsel and Parent Counsel to render the applicable opinions described in Section 5.1(c) of this Agreement.

(d) All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne by the Company Members, and the party responsible by Legal Requirements for filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes will be responsible for filing such Tax Returns and other documentation. The Parties shall cooperate with one another in order to facilitate timely filing of such Tax Returns. Upon request, the relevant Party shall provide evidence satisfactory to the requesting Party that such Tax Returns have been duly and timely filed and the relevant Transfer Taxes duly and timely paid. The Parties will reasonably cooperate with each other to lawfully minimize any Transfer Taxes.

5.12 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equityholders of Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

5.13 Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Parent Board of Directors shall (unless otherwise agreed to in writing by Parent and Company) (i) set the size of the Parent Board of Directors at seven members and elect seven members, of which six shall be designated in writing by Company to Parent at least 30 calendar days prior to the Closing (“Company Designees”) (with one of such designees being the Company’s Chief Executive Officer and the remaining five of such designees expected to satisfy the requisite independence requirements for the Parent Board of Directors, as well as the sophistication and independence requirements for the required committees of the Parent Board of Directors, pursuant to Nasdaq’s listing standards) and one shall be selected by Parent, each to serve as a member of the Parent Board of Directors, (ii) take all necessary action to appoint each of the individuals designated in writing by Company to Parent at least 30 calendar days prior to the Closing as officers of Parent to hold the offices designated by Company, and (iii) appoint certain Company Designees designated in writing by Company to Parent at least 30 calendar days prior to the Closing to the committees of the Parent Board of Directors designated by Company (with such directors, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Parent Board of Directors pursuant to Nasdaq’s listing standards). Unless otherwise agreed to in writing by Parent, Company shall ensure that (i) the Company Designee designated for appointment to chair the Parent Board of Directors (who shall be different than the Company Designee designated for appointment to chair the audit committee of the Parent Board of Directors) has significant experience in the biotechnology sector, ideally as the chair of the board of directors of a public company, (ii) the Company Designee designated for appointment to chair the audit committee of the Parent Board of Directors (who shall be different than the Company Designee designated for appointment to chair the Parent Board of Directors) is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has significant experience in the biotechnology sector, (iii) the Company Designee designated for appointment to chair the compensation committee of the Parent Board of Directors shall be qualified to chair such committee and (iv) the Company Designee designated for appointment to chair the nominating / governance committee of the Parent Board of Directors shall be qualified to chair such committee. In addition, Company shall ensure that no Company Designee is subject to any “bad actor” disqualification described in Rule 506(d)(1)(i) to (viii) under the Securities Act as of the Effective Time.

5.14 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Termination of Certain Agreements and Rights. Company shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.15 (collectively, the “Investor Agreements”).

5.16 Regulation M. Each of Company and Parent shall comply, and shall cause their respective affiliated purchasers (as such term is defined in Regulation M under the Exchange Act) to comply, with Regulation M under the Exchange Act.

5.17 Legacy Assets. Notwithstanding anything to the contrary contained in this Agreement, Parent may enter into one or more definitive agreements relating to the license, sale, divestiture and/or winding down of any Legacy Assets if (i) Company approves in writing any such definitive agreements, (ii) any such license, sale, divestiture and/or winding down would not prevent or delay the Merger or the other applicable Contemplated Transactions and (iii) any such license, sale, divestiture and/or winding down would be consummated after the Effective Time.

5.18 Net Cash. Parent shall use commercially reasonable efforts to preserve Parent Net Cash (as determined pursuant to Section 1.6), with the goal of Parent Net Cash of at least Parent Target Net Cash at the Effective Time; provided that Company acknowledges that Parent may consume Parent Net Cash in the Ordinary Course of Business and in connection with consummating the transactions contemplated by this Agreement.

5.19 Termination of Parent Material Contracts. Parent shall provide notice to the other party to each Parent Material Contract (other than Parent Material Contracts listed on Section 5.19 of the Parent Disclosure Schedule or such Parent Material Contracts requested by Company no later than 30 calendar days prior to the Closing), at the last known address of such other party in Parent’s accounting system, of Parent’s intent to terminate such Parent Material Contract.

5.20 Payment of Invoices. Parent shall pay or otherwise satisfy all outstanding invoices that Parent receives from third parties prior to the Closing Date. Any unpaid outstanding invoices shall be considered Parent’s accounts payable or accrued expenses for purposes of determining Parent Net Cash.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by such Party, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement has been issued by the SEC and no proceedings for that purpose and no similar proceeding has been initiated or, to the Knowledge of Parent, threatened by the SEC.

6.2 No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Merger.

6.3 Member Approval; Stockholder Approval. (a) Company has obtained the Required Company Member Vote, (b) Parent has obtained the Required Parent Stockholder Vote, and (c) Company has received evidence, in form and substance reasonably satisfactory to it, that Merger Sub has obtained the Required Merger Sub Member Vote.

6.4 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or applicable to foreign Legal Requirements relating to antitrust or competition matters has expired or been terminated, and there shall not be in effect any voluntary agreement between Parent, Merger Sub and/or Company, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5 Listing. (a) The existing shares of Parent Common Stock are listed on the Nasdaq Capital Market or the Nasdaq Global Market as of the Closing Date, (b) the shares of Parent Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the Nasdaq Global Market or the Nasdaq Capital Market as of the Effective Time, and (c) to the extent required by Nasdaq Marketplace Rule 5110, the Nasdaq Listing Application has been approved for listing (subject to official notice of issuance).

6.6 Parent Net Cash. Parent and Company have agreed in writing upon the Parent Net Cash Calculation, or the Accounting Firm has delivered its determination with respect to the Parent Net Cash Calculation, in each case pursuant to Section 1.6.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT

TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (a) The representations and warranties of Company in Section 2.4(a), Section 2.4(b), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Company in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Company Material Adverse Effect (provided that all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Company is required to comply with or to perform at or prior to the Closing have been complied with and performed by Company in all material respects.

7.3 No Company Material Adverse Effect. Since the date of this Agreement, there has not occurred any Company Material Adverse Effect that is continuing.

7.4 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.5 Documents. Parent has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.4 have been duly satisfied;

(b) (i) certificates of good standing of Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified to do business, (ii) a certified copy of the certificate of formation and a copy of the operating agreement of Company, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of Company, and (iv) the adoption of resolutions of the Company Board of Managers authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Company hereunder;

(c) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing; and

(d) the Allocation Certificate.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. (a) The representations and warranties of Parent and Merger Sub in Section 3.4(a), Section 3.4(b),
Section 3.4(c), Section 3.4(e) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Parent and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Parent Material Adverse Effect (provided that all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2 Performance of Covenants. (a) Each of the covenants and obligations in this Agreement that either Parent or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

8.3 No Parent Material Adverse Effect. Since the date of this Agreement, there has not occurred any Parent Material Adverse Effect that is continuing.

8.4 Parent Board of Directors and Officers. Parent has caused the Parent Board of Directors and the officers of Parent, to be constituted as set forth in Section 5.13 of this Agreement, to be effective as of the Effective Time.

8.5 Amendment to Certificate of Incorporation. Parent has effected the Nasdaq Reverse Split and has provided a file-stamped copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split.

8.6 Documents. Company has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 and 8.5 have been duly satisfied;

(b) (i) certificates of good standing of each of Parent and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the certificate of incorporation and certificate of formation of Parent and Merger Sub and copies of the bylaws and operating agreement of Parent and Merger Sub, (iii) a certificate as to the incumbency of the officers of Parent and Merger Sub, and (iv) the adoption of resolutions of the Parent Board of Directors and the sole member of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Parent and Merger Sub hereunder;

(c) written resignations in forms satisfactory to Company, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Parent; and

(d) the Parent Outstanding Shares Certificate.

8.7 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Parent has failed to provide, with respect to any Parent SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.8 Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act, in each case as determined by the SEC or Parent’s independent registered public accounting firm.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time (whether before or after obtaining the Required Company Member Vote or Required Parent Stockholder Vote, as applicable, unless otherwise specified below):

(a) by mutual written consent of Parent, duly authorized by Parent Board of Directors, and of Company, duly authorized by Company Board of Managers;

(b) by either Parent or Company if the Merger shall not have been consummated by the date that is six months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Company, on the one hand, or to Parent, on the other hand, if such Party’s (or, in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is 60 calendar days prior to the Outside Date, then either Company or Parent shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 calendar days from the Outside Date;

(c) by either Parent or Company if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party where the order, decree, ruling or action has been caused by the action or failure to act of such Party (or, in the case of Parent, Merger Sub) and such action or failure to act constitutes a material breach by such Party (or, in the case of Parent, Merger Sub) of this Agreement;

(d) by Parent if the Required Company Member Vote shall not have been obtained within ten Business Days after the Form S-4 Registration Statement being declared effective by the SEC; provided, however, that once the Required Company Member Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Parent Stockholders have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters have not been approved at the Parent Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a Party where the failure to obtain the Required Parent Stockholder Vote has been caused by the action or failure to act of such Party (or, in the case of Parent, Merger Sub) and such action or failure to act constitutes a material breach by such Party (or, in the case of Parent, Merger Sub) of this Agreement;

(f) by Company (at any time prior to obtaining the Required Parent Stockholder Vote) if any of the following events have occurred: (i) Parent failed to include the Parent Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) Parent Board of Directors shall have made a Parent Board Adverse Recommendation Change; provided however, that Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f)(ii) later than the fourteenth day following its receipt of written notice from Parent of such Parent Board Adverse Recommendation Change; (iii) the Parent Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iv) Parent has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Parent or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 4.5;

(g) by Parent (at any time prior to obtaining the Required Company Member Vote) if any of the following events have occurred: (i) Company Board of Managers shall have made a Company Board Adverse Recommendation Change; provided however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g)(i) later than the fourteenth day following its receipt of written notice from Company of such Company Board Adverse Recommendation Change; (ii) the Company Board of Managers have approved, endorsed or recommended any Acquisition Proposal; (iii) Company has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (iv) Company or any of its Representatives has willfully and intentionally materially breached the provisions set forth in Section 4.5;

(h) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured 20 calendar days following the date of written notice from

Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h); provided further, however, that (i) no termination may be made pursuant to this Section 9.1(h) solely as a result of the failure to obtain the Required Parent Stockholder Vote (in which case, termination may only be made pursuant to Section 9.1(e)) and (ii) no termination may be made pursuant to this Section 9.1(h) if there shall be any breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied.

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy unless such breach remains uncured 20 calendar days following the date of written notice from Parent to Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i); provided further, however, that (i) no termination may be made pursuant to this Section 9.1(i) solely as a result of the failure to obtain the Required Company Member Vote (in which case, termination may only be made pursuant to Section 9.1(d)) and (ii) no termination may be made pursuant to this Section 9.1(i) if there shall be any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied.

(j) by Parent (prior to obtaining the Required Parent Stockholder Vote), if the Parent Board of Directors authorizes Parent to enter into any Permitted Alternative Agreement; provided, however, that Parent shall not enter into any Permitted Alternative Agreement unless (i) Parent has complied with its obligations under Section 4.5; (ii) Parent has complied with its obligations under Section 5.3(c); and (iii) Parent concurrently pays to Company amounts due pursuant to Section 9.3;

(k) by Company if (i) each of the conditions set forth in Article 6 and Article 7 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Company shall have notified Parent in writing that it is ready, willing and able to consummate the Closing (and Company shall not have revoked such notice) and (iii) Parent shall have failed to consummate the Closing within four (4) Business Days of such notice; or

(l) by Parent if (i) each of the conditions set forth in Article 6 and Article 8 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent shall have notified Company in writing that it is ready, willing and able to consummate the Closing (and Parent shall not have revoked such notice) and (iii) Company shall have failed to consummate the Closing within four Business Days of such notice.

(m) by Company if any of the following events have occurred: (i) the existing shares of Parent Common Stock cease to be listed on the Nasdaq Capital Market or the Nasdaq Global Market, (ii) Nasdaq informs Parent that it will not approve the shares of Parent Common Stock to be issued in the Merger for listing (subject to notice of issuance) on the Nasdaq Capital Market or the Nasdaq Global Market as of the Effective Time (whether or not such decision is subject to appeal), or (iii) Nasdaq informs Parent that the Nasdaq Listing Application is not, or will not be, approved for listing (subject to notice of issuance), whether or not such decision is subject to appeal, only to the extent that such Nasdaq Listing Application is required by Nasdaq Marketplace Rule 5110; provided, however, that (A) the foregoing clauses (i), (ii) and (iii) are subject to a cure period ending on the earlier of (x) 20 calendar days following the date of written notice of Company’s intention to terminate pursuant to this Section 9.1(m) or (y) or one calendar day prior to the Outside Date and (B) the right to terminate this Agreement under this Section 9.1(m) shall not be available to Company where the ceasing of listing or the failure to obtain the approval for listing has been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 or elsewhere in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that each of Parent and the Company shall pay one-half of (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions, (ii) all fees and expenses incurred by engagement of the Exchange Agent, (iii) all fees and expenses incurred in relation to the printing of the Proxy Statement / Prospectus / Information Statement and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b) (i) If (A) this Agreement is terminated by Company pursuant to Section 9.1(f), then Parent shall pay to Company, within 10 Business Days after such termination, a nonrefundable fee in an amount equal to $350,000 (the “Company Termination Fee”), in addition to any amount payable to Company pursuant to Section 9.3(c) or Section 9.3(e).

(ii) If this Agreement is terminated by Parent pursuant to Section 9.1(j) or by Company pursuant to Section 9.1(k), then Parent shall pay to Company, concurrent with such termination or within 10 Business Days after such termination, respectively, the Company Termination Fee, in addition to any amount payable to Company pursuant to Section 9.3(c) or Section 9.3(e).

(iii) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d), then Company shall pay to Parent, within 10 Business Days after such termination or concurrent with such termination, respectively, a nonrefundable fee in an amount equal to $350,000 (the “Parent Low Termination Fee”), in addition to any amount payable to Parent pursuant to Section 9.3(e).

(iv) If this Agreement is terminated by Parent or Company pursuant to Section 9.1(b) and, within nine months after the date of such termination, Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Company shall pay to Parent, within 10 Business Days after the earlier of such entry into a definitive agreement or consummation, a nonrefundable fee in an amount equal to $1,000,000 (the “Parent Termination Fee”), in addition to any amount payable to Parent pursuant to Section 9.3(e).

(v) If this Agreement is terminated (A) by Parent pursuant to Section 9.1(g), or (B) by Parent pursuant to Section 9.1(l), then Company shall pay to Parent, concurrent with such termination, the Parent Termination Fee, in addition to any amount payable to Parent pursuant to Section 9.3(e).

(c) (i) If this Agreement is terminated by Company pursuant to Section 9.1(e), Section 9.1(f), or Section 9.1(h), or (ii) if this Agreement is terminated by Parent pursuant to Section 9.1(e) or Section 9.1(j), (iii) if this Agreement is otherwise terminated and Parent is obligated to pay Company the Company Termination Fee or (iv) in the event of a failure of Company to consummate the transactions to be consummated at the Closing solely as a result of a Parent Material Adverse Effect as set forth in Section 8.3 (provided, that at such time all of the other conditions precedent to Parent’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Company, are capable of being satisfied by Company or have been waived by Parent), then Parent shall reimburse Company for all reasonable fees and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby, including (A) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (B) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the transactions contemplated hereby (such expenses, including (A) and (B) above, collectively, the “Third-Party Expenses”), up to a maximum of $200,000, by wire transfer of same-day funds within 10 Business Days following the date on which Company submits to Parent true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by Company to such financial advisor pursuant to the terms of Company’s engagement letter or similar arrangement with financial advisor.

(d) (i) If this Agreement is terminated by Parent pursuant to Section 9.1(i) or (ii) in the event of a failure of Parent to consummate the transactions to be consummated at the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.3 (provided, that at such time all of the other conditions precedent to Company’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Parent, are capable of being satisfied by Parent or have been waived by Company), then Company shall reimburse Parent for all Third-Party Expenses incurred by Parent up to a maximum of $200,000, by wire transfer of same-day funds within 10 Business Days following the date on which Parent submits to Company true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Parent except for reasonably documented out-of-pocket expenses otherwise reimbursable by Parent to such financial advisor pursuant to the terms of Parent’s engagement letter or similar arrangement with financial advisor.

(e) If either Party fails to pay when due any amount payable by such Party under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Parent or Company be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 11.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) subject to Section 9.2, any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

[Reserved]

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Merger Sub and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11.1 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Parent Stockholder Vote or the Required Company Member Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders or members, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders or members of such Party, without the further approval of such stockholders or members. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Company, Merger Sub and Parent.

11.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the Parties and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 11.8 shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in such court; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions that is brought in such court has been brought in an inconvenient forum. Each of the Parties irrevocably waives the right to trial by jury.

11.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Flex Pharma, Inc.

31 St. James Street, Floor 6

Boston, MA 02116

Telephone No.: (617) 874-1821

Attention: William McVicar, Ph.D., Chief Executive Officer & President

E-mail: wmcvicar@flex-pharma.com

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, Ontario, Canada

M5K 0A1

Attention: Thomas H. Redekopp

Telephone: (416) 863-4511

E-mail: thomas.redekopp@dentons.com

and

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Attention: Richard A. Silfen

Telephone: (215) 979-1225

Fax: (215) 827-5548

E-mail: rasilfen@duanemorris.com

if to Company:

Salarius Pharmaceuticals, LLC

2450 Holcombe Blvd, Suite J-608

Houston, TX 77021

Attention: David J. Arthur

Telephone: (203) 546-0376

E-mail: darthur@salariuspharma.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Two Houston Center

909 Fannin, Suite 2000

Houston, TX 77010-1028

Attention: Andrew L. Strong

Steve Tyndall

Telephone: (713) 276-7677

(512) 580-9612

Fax: (713) 276-7673

(512) 580-9601

Email: andrew.strong@pillsburylaw.com

steve.tyndall@pillsburylaw.com

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

11.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall be deemed not to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FLEX PHARMA, INC.

By:	/s/ William McVicar, Ph.D.
Name:	William McVicar, Ph.D.
Title:	President and Chief Executive
Officer

FALCON ACQUISITION SUB, LLC

By:	Flex Pharma, Inc. its sole member

By:	/s/ William McVicar, Ph.D.
Name:	William McVicar, Ph.D.
Title:	President and Chief Executive Officer

SALARIUS PHARMACEUTICALS, LLC

By:	/s/ David J. Arthur
Name:	David J. Arthur
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“ACA” has the meaning set forth in Section 2.14(n).

“Accounting Firm” has the meaning set forth in Section 1.6(e).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) made by a third party or group of third parties contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share or unit exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation or company; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, in the case of Parent, the Parent Pre-Closing Financing, the issuance of the Parent Compensatory Warrant and/or the dividend, distribution or issuance of the Rights and the Warrants shall not be an “Acquisition Transaction”; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or board of managers); provided, however, in the case of Parent, the license, sale, divestiture and/or winding down of the Legacy Assets by Parent shall not be an “Acquisition Transaction”; or (c) any tender offer or exchange offer, that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Certificate” has the meaning set forth in Section 1.11(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and the Corruption of Foreign Public Officials Act (Canada).

“Anticipated Closing Date” has the meaning set forth in Section 1.6(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Business Systems” means all software, computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment, interfaces and related systems that are owned or used by a Person.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 409A Plan” has the meaning set forth in Section 2.14(m).

“Company Affiliate” means any Person that is (or at any relevant time was) under common control with Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Allocation Percentage” means 1.00 minus the Parent Allocation Percentage.

“Company Associate” means any current employee, independent contractor, officer or director of Company or any Company Affiliate.

“Company Audited and Interim Financials” has the meaning set forth in Section 2.5(b).

“Company Board Adverse Recommendation Change” has the meaning set forth in Section 5.2(b).

“Company Board of Managers” means the board of managers of Company.

“Company Board Recommendation” has the meaning set forth in Section 5.2(b).

“Company Common Units” has the meaning set forth in Section 2.4(a).

“Company Units” means the Company Common Units, the Company Profits Interest Common Units and/or the Company Series A Preferred Units.

“Company Contract” means any Contract: (a) to which Company or any Company Subsidiary is a party; or (b) by which Company or any Company Subsidiary or any Company IP Rights or any other asset of Company or a Company Subsidiary is bound or under which Company or any Company Subsidiary has any legally binding obligation.

“Company Counsel” means Pillsbury Winthrop Shaw Pittman LLP or other Company counsel engaged by Company.

“Company Designees” has the meaning set forth in Section 5.13.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Employee Plan” has the meaning set forth in Section 2.14(e).

“Company Unaudited Financials” has the meaning set forth in Section 2.5(a).

“Company IP Rights” means all Intellectual Property owned, purported to be owned, or controlled by Company or any of its Subsidiaries that is necessary or used in the business of Company and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Company IP Rights.

“Company Leases” has the meaning set forth in Section 2.8.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Company and its Subsidiaries taken as a whole; or (b) the ability of Company to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect, except in the cases of clauses (i), (iv) and (v) to the extent the Company and its Subsidiaries taken as a whole, are disproportionately affected thereby, in which case the incremental disproportionate impact or impacts may be taken into account in the determination of the occurrence of the Company Material Adverse Effect: (i) conditions generally affecting the industries in which Company and its Subsidiaries participate or the United States or global economy or capital markets as a whole; (ii) any failure by Company or any of its Subsidiaries to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vi) any action taken at the request of Parent.

“Company Material Contract” has the meaning set forth in Section 2.10(a).

“Company Member” means each holder of Company Units, and “Company Members” means all Company Members.

“Company Member Matters” has the meaning set forth in Section 5.2(a).

“Company Member Support Agreements” has the meaning set forth in the Recitals.

“Company Member Written Consent” has the meaning set forth in Section 2.2(b).

“Company Merger Date Equity Value” means the Company equity value ascribed by the Parties, such value being $36,600,000.

“Company Merger Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Product Candidates” has the meaning set forth in Section 2.12(d).

“Company Profits Interest Common Units” has the meaning set forth in Section 2.4(a).

“Company Profits Interest Merger Consideration” means the number of shares of Parent Common Stock equal to the quotient determined by dividing (a) the aggregate of the Merger Date Profits Interest Unit Net Values for all outstanding Company Profits Interests Common Units by (b) the Parent Stock Per Share Value.

“Company Proxy Statement / Information Statement” means the proxy statement/ information statement to be sent to Company’s members in connection with the approval of this Agreement and the Merger (by signing the Company Member Written Consent).

“Company Registered IP” means all Company IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Company Series A Preference Shares” means the number of shares of Parent Common Stock equal to the quotient determined by dividing (a) the product of $1,089.00 multiplied by the number of Company Series A Preferred Units outstanding as of the Effective Time, by (b) the Parent Stock Per Share Value.

“Company Series A Preferred Units” has the meaning set forth in Section 2.4(a).

“Company Subsidiary” has the meaning set forth in Section 2.1(a).

“Company Termination Fee” has the meaning set forth in Section 9.3(b).

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Company as of September 30, 2018 provided in Section 2.5(a) of the Company Disclosure Schedule.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated June 1, 2018, between Company and Parent, as amended by (i) the Amendment to Mutual Non-Disclosure Agreement, dated November 18, 2018, between Company and Parent and (ii) the Amendment No. 2 to Mutual Non-Disclosure Agreement, dated December 18, 2018, between Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Nasdaq Reverse Split, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” has the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.7(a).

“D&O Tail Policy” has the meaning set forth in Section 5.7(c).

“Data Security Requirements” means all of the following to the extent relating to data treatment (including the access, collection, storage, transfer, processing, sharing, and use of data) or otherwise relating to privacy, security, data protection or data breach notification requirements: Legal Requirements applicable to the relevant Person; industry standards applicable to the industry in which the relevant Person operates, Contracts into which the relevant Person has entered or by which it is otherwise bound, and the relevant Person’s own rules, policies, and procedures and any other rules, policies, or procedures by which the relevant Person is bound or to which the relevant Person has committed.

“Determination Date” has the meaning set forth in Section 1.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dispute Notice” has the meaning set forth in Section 1.6(b).

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means, subject to adjustment pursuant to Section 1.5(e), the following ratio (with such ratio being calculated to the nearest 1/10,000 of a share): the quotient obtained by dividing (a) the number of Company Merger Shares minus the sum of (x) Company Profits Interest Merger Consideration plus (y) Company Series A Preference Shares, by (b) the number of Company Common Units and Company Series A Preferred Units.

“Existing Company D&O Policies” has the meaning set forth in Section 2.16(b).

“Existing Parent D&O Policies” has the meaning set forth in Section 3.16(b).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all Company Members in the Merger, including all shares of Parent Common Stock to be issued in exchange for all Company Units in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Fraud” means any misrepresentation, deceit, or concealment of a material fact with the intention to deceive or otherwise cause injury.

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including Nasdaq and the Financial Industry Regulatory Authority).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-The-Money Parent Option” means each Parent Option that has an exercise price less than or equal to $1.35 per share of Parent Common Stock (such exercise price subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Parent Common Stock).

“Intellectual Property” means any or all of the following and all worldwide right title and interest therein : (a) patents, patent applications, including provisional applications, reissues, divisions, renewals, extensions, continuations, continuations-in-part, statutory invention registrations, invention disclosures and inventions (whether patentable or not), improvements and all documentation related to the foregoing, (b) trademarks and service mark applications and registrations unregistered trademarks and service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, and the goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof and all other rights corresponding thereto, (d) websites, and social media accounts, and all content related to social media and websites; and (e) software, object code, source code, formulae, databases and data collections, customer lists, trade secrets, know-how, confidential information, technology, and other proprietary rights and intellectual property.

“Investor Agreements” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Issuance Date” has the meaning set forth in Section 1.12.

“Knowledge” means, (a) with respect to Parent, the actual knowledge of William McVicar and John McCabe, after reasonable inquiry; and (b) with respect to Company, the actual knowledge of David J. Arthur and Scott Jordan, after reasonable inquiry.

“Legacy Assets” means the HotShot business and the sodium channel blocker.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Date Profits Interest Unit Net Value” means the dollar amount, but not below zero, determined individually for each Company Profits Interest Common Unit which is payable with respect to each such Company Profits Interest Common Unit based on the waterfall calculation methodology and the assumptions thereto set forth in Schedule 1.5 assuming the value of the Company Merger Shares available for distribution to Company Common Units, Company Series A Preferred Units and Company Profits Interest Common Units is the Company Merger Date Equity Value.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Units” has the meaning set forth in Section 3.4(e).

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in clause (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in clause (a).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Application” has the meaning set forth in Section 5.10.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range approved by the holders of Parent Common Stock and otherwise mutually agreed to by Parent and Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Net Cash Calculation” has the meaning set forth in Section 1.6(a).

“Net Cash Schedule” has the meaning set forth in Section 1.6(a).

“Notice Period” has the meaning set forth in Section 5.3(c).

“Obligations” means any and all Debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Ordinary Course of Business” means, in the case of each of Company and Parent and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(ii); provided, however, that, (a) during the Pre-Closing Period, the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions and the Parent Pre-Closing Financing, (b) during the Pre-Closing Period, the Ordinary Course of Business for Company shall also include actions undertaken in connection with preparing to become a SEC reporting company listed on the Nasdaq Global Market or the Nasdaq Capital Market, and (c) the Ordinary Couse of Business for Parent shall also include Parent’s restructuring plan to reduce its cost structure (including the reduction of Parent’s and its Subsidiaries’ workforce and the ending of Parent’s and its Subsidiaries’ Phase 2 clinical trial investigations of FLX-787 in amyotrophic lateral sclerosis and Charcot-Marie-Tooth) and actions required to effect the license, sale, divestiture and/or winding down of the Legacy Assets in accordance with the terms of this Agreement.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parent 401(k) Plan” has the meaning set forth in Section 5.6(b).

“Parent 409A Plan” has the meaning set forth in Section 3.14(k).

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate” means any Person that is (or at any relevant time was) under common control with Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Parent Allocation Percentage” means 19.9%.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any Parent Affiliate.

“Parent Audited Financial Statements” means the audited consolidated financial statements included in Parent’s Report on Form 10-K filed with the SEC for the period ended December 31, 2017.

“Parent Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Parent Board of Directors” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(b).

“Parent Capital Stock” means Parent Common Stock and/or Parent preferred stock.

“Parent Common Stock” has the meaning set forth in Section 3.4(a).

“Parent Compensatory Warrant” means a warrant to purchase Parent Common Stock, such warrant having a value of up to $500,000, which Parent may issue to Wedbush Securities Inc. (or its Affiliates) in lieu of paying certain cash compensation to Wedbush Securities Inc. (or its Affiliates); provided that in no event shall the Parent Compensatory Warrant be exercisable prior to the Closing.

“Parent Contract” means any Contract: (a) to which Parent is a party; or (b) by which Parent or any Parent IP Rights or any other asset of Parent is bound or under which Parent has any obligation.

“Parent Counsel” means Duane Morris LLP or other Parent counsel designated by Parent.

“Parent Disclosure Schedule” has the meaning set forth in Article 3.

“Parent Employee Plan” has the meaning set forth in Section 3.14(c).

“Parent Equity Plan” has the meaning set forth in Section 3.4(b).

“Parent IP Rights” means all Intellectual Property owned, purported to be owned or controlled by Parent or any of its Subsidiaries that is necessary or used in the business of Parent and its Subsidiaries as presently conducted or as presently proposed to be conducted).

“Parent IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Parent IP Rights.

“Parent Intervening Event” has the meaning set forth in Section 5.3(c).

“Parent Leases” has the meaning set forth in Section 3.8.

“Parent Low Termination Fee” has the meaning set forth in Section 9.3(b).

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, operations, or financial performance of Parent and its Subsidiaries taken as a whole; or (b) the ability of Parent to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Parent Material Adverse Effect: (i) any change in the cash position of Parent which results from operations in the Ordinary Course of Business; (ii) conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole; (iii) any failure of Parent to meet internal projections or forecasts or third-party revenue or earnings predictions on or after the date of this Agreement or any change in the price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections, forecasts or predictions or any change in stock price or trading volume may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vii) the license, sale, divestiture and/or winding down of the Legacy Assets to be consummated after the Effective Time; or (viii) any action taken at the request of Company.

“Parent Material Contract” has the meaning set forth in Section 3.10.

“Parent Net Cash” shall mean cash and cash equivalents of Parent and its Subsidiaries projected to be on Parent’s or its Subsidiaries’ books as of the Closing, without duplication, plus any payments as to which receipt by Parent is reasonably certain as determined in Company’s and Parent’s reasonable discretion, plus any amounts payable to Parent by Company, in accordance with this Agreement or as otherwise agreed to by the Company, as cost or expense reimbursements (which shall be deemed to include a pro rata portion, for the period after the Closing, of Parent’s Workiva prepaid costs), plus short-term investments of Parent, plus accounts receivable of Parent, minus accounts payable and accrued expenses of Parent (without redundancy for any obligations noted below), minus unpaid change in control, severance or retention payments, minus any and all unpaid or outstanding Terminated Parent Associate Payments, minus unpaid transactions fees and expenses (including legal, accounting and investment banking fees and expenses), and minus any and all other liabilities, commitments and contingent liabilities of Parent of a type required to be reflected on a balance sheet prepared in accordance with GAAP.

“Parent Options” means options to purchase shares of Parent Common Stock issued or granted by Parent.

“Parent Outstanding Shares” means, subject to Section 1.5(e), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time assuming, without limitation or duplication, (a) the exercise of each In-The-Money Parent Option outstanding as of immediately prior to the Effective Time, solely to the extent such Parent Option will not be exercised prior thereto, and (b) the issuance of shares of Parent Common Stock in respect of all other options, warrants or rights to receive such shares, in each case that will be outstanding immediately after the Effective Time, have an exercise price less than $1.35 per share of Parent Common Stock (such exercise price subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Parent Common Stock) and are specifically listed in the calculation; provided, however, that notwithstanding the foregoing, all shares of Parent Common Stock issued in the Parent Pre-Closing Financing, all Parent Compensatory Warrants and all Warrants shall be excluded from such total (i.e., the Company Allocation Percentage and Parent Allocation Percentage contemplated by the Exchange Ratio are intended to be determined in the absence of the Parent Pre-Closing Financing, the Parent Compensatory Warrants and the Warrants).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 1.11(a).

“Parent Permits” has the meaning set forth in Section 3.12(b).

“Parent Pre-Closing Financing” means the sale and issuance of Parent Common Stock to be consummated prior to the Closing to the extent that Company has consented in writing to such sale and issuance (such consent not to be unreasonably withheld, conditioned or delayed).

“Parent Product Candidates” means Parent’s sodium channel blocker and any other product candidates under consideration by Parent.

“Parent Registered IP” means all Parent IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Regulatory Permits” has the meaning set forth in Section 3.12(c).

“Parent Restricted Stock” has the meaning set forth in Section 3.4(b).

“Parent SEC Documents” has the meaning set forth in Section 3.5(a).

“Parent Stock Per Share Value” means the Company Merger Date Equity Value divided by the Company Merger Shares.

“Parent Stockholder” means each holder of Parent Capital Stock, and “Parent Stockholders” means all Parent Stockholders.

“Parent Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Parent Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Parent Target Net Cash” has the meaning set forth in Section 1.12(e).

“Parent Termination Fee” has the meaning set forth in Section 9.3(b).

“Parent Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Parent included in Parent’s Report on Form 10-Q filed with the SEC for the period ended September 30, 2018.

“Party” means each of Company, Merger Sub and Parent.

“Permitted Alternative Agreement” means an Acquisition Agreement that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

“Post-Closing Parent Shares” mean the quotient determined by dividing (a) the Parent Outstanding Shares by (b) the Parent Allocation Percentage.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement / Prospectus / Information Statement” means the proxy statement/prospectus/information statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Qualified Financing” has the meaning set forth in Section 1.12(d).

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Merger Sub Member Vote” has the meaning set forth in Section 3.2(b).

“Required Company Member Vote” has the meaning set forth in Section 2.2(b).

“Required Parent Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Response Date” has the meaning set forth in Section 1.6(b).

“Right” has the meaning set forth in Section 1.12.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means (i) any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) or (ii) with respect to Company, a public offering of any of the Company’s capital stock or other equity securities or the listing of the Company or any of its capital stock or other equity securities on a stock exchange or any similar market.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors, board of managers or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means a bona fide Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) made by a third party that is on terms and conditions that the Parent Board of Directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that Parent Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any, (i) is more favorable, from a financial point of view, to the Parent Stockholders than the terms of the Merger, taking into account any factors that the Parent Board of Directors deems appropriate; and (ii) is reasonably capable of being consummated.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Parent Associates” has the meaning set forth in Section 5.6(a).

“Terminated Parent Associate Payments” has the meaning set forth in Section 5.6(a).

“Transfer Taxes” means any and all transfer, documentary, conveyance, sales, use, gross receipts, stamp, registration, filing, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest and additions to tax), including any real property or leasehold interest transfer or gains Tax and any similar Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Warrant” has the meaning set forth in Section 1.12.

“Warrant Distribution” has the meaning set forth in Section 1.12.

“Warrant Aggregate Value” has the meaning set forth in Section 1.12(e).

“Warrant Exercise Price” has the meaning set forth in Section 1.12(a).

“Warrant Shares” has the meaning set forth in Section 1.12(e).

“Willful Breach” shall mean an action or omission that constitutes a breach of a covenant that was taken or omitted to be taken for the purpose of breaching such covenant and was not merely a volitional action or omission.

“Willful Misrepresentation” shall mean that an action or omission that constitutes a breach of a representation or warranty that was taken or omitted to be taken for the purpose of misleading the party to whom such representation or warranty was made and was not merely a volitional action or omission.

Schedule A

Persons Executing Company Member Support Agreements

Jonathan P. Northrup (Executive Chairman and Manager)

Sunil Sharma, Ph.D. (Manager)

David J. Arthur (President & Chief Executive Officer and Manager)

Scott Jordan (Chief Financial Officer)

Schedule A

Schedule B

Persons Executing Parent Stockholder Support Agreements

William McVicar (Chief Executive Officer and Director)

John McCabe (Chief Financial Officer)

Peter Barton Hutt (Director)

Marc Kozin (Director)

Stuart Randle (Director)

Michelle Stacy (Director)

Roger Tung (Director)

Schedule B